Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LRI HOLDINGS, INC.,
ROADHOUSE PARENT INC.,
ROADHOUSE MERGER INC.
AND
LRI ACQUISITION, LLC, AS THE STOCKHOLDERS’ REPRESENTATIVE
DATED AS OF AUGUST 27, 2010

i

SCHEDULES
Schedule P-1	-	Permitted Liens
Schedule 3.1(b)	-	Jurisdictions
Schedule 3.2	-	Capitalization of the Group Companies
Schedule 3.4	-	Financial Statements
Schedule 3.4(d)	-	Group Company Liabilities
Schedule 3.5	-	Consents and Approvals; No Violations
Schedule 3.6(a)	-	Material Contracts
Schedule 3.6(b)	-	Material Contracts
Schedule 3.7	-	Absence of Changes
Schedule 3.8	-	Litigation
Schedule 3.9	-	Material Permits
Schedule 3.10(a)	-	Employee Plans
Schedule 3.10(b)	-	Employee Plans
Schedule 3.10(c)	-	Employee Plans
Schedule 3.10(g)	-	Employee Benefit Plan Claims
Schedule 3.11	-	Environmental Matters
Schedule 3.12	-	Intellectual Property
Schedule 3.13	-	Labor Matters
Schedule 3.14	-	Insurance
Schedule 3.15	-	Tax Matters
Schedule 3.17(a)	-	Owned Real Property
Schedule 3.17(b)	-	Material Real Property Leases
Schedule 3.18	-	Transactions with Affiliates
Schedule 4.3	-	Consents and Approvals; No Violations
Schedule 5.1	-	Conduct of Business of the Company
Schedule 5.9	-	Employee Benefits Matters

EXHIBITS
Exhibit A	—	Example Statement of Net Working Capital

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August __, 2010 is made by and among LRI Holdings, Inc., a Delaware corporation (the “Company”), Roadhouse Parent Inc., a Delaware corporation (“Parent”), Roadhouse Merger Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LRI Acquisition, LLC, a Delaware limited liability company, as the stockholders’ representative (the “Representative”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.
          WHEREAS, Parent owns all of the outstanding shares of Merger Sub;
          WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and the DGCL, and the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement;
          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger (as defined below) is fair to and in the best interest of their respective stockholders;
          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Guarantors (as defined in the Limited Guaranty are is entering into a limited guaranty in favor of the Company (the “Limited Guaranty”), pursuant to which, subject to the terms and conditions contained therein, each Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and
          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has obtained and delivered to Parent a true, correct and complete copy of an irrevocable written consent of stockholders evidencing the approval of this Agreement signed by certain stockholders of the Company constituting the requisite stockholder approval.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Representative, Parent and Merger Sub hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
     “Accounting Firm” has the meaning set forth in Section 2.9(b)(ii).

     “Acquisition Transaction” has the meaning set forth in Section 5.6.
     “Adjusted Consolidated EBITDA” has the meaning set forth in the definition of Enterprise Value.
     “Alternative Debt Financing” has the meaning set forth in Section 5.10(d).
     “Actual Adjustment” means (x) the Purchase Price as finally determined pursuant to Section 2.9(b), minus (y) the Estimated Purchase Price.
     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
     “Aggregate Company Common Shares Deemed Outstanding” means the sum of (a) the aggregate number of Company Common Shares outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of Company Common Shares issuable in respect of all Company Options outstanding as of immediately prior to the Effective Time (assuming all such Company Options were exercised in full, without regard to vesting or any other restriction upon exercise).
     “Aggregate Option Exercise Price” means the aggregate exercise that would be paid to the Company in respect of all Company Options outstanding as of immediately prior to the Effective Time had such Company Options been exercised in full, without regard to vesting or any other restriction upon exercise (and assuming concurrent payment in full of the exercise price of each such Company Option solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company pursuant to which such Company Options were issued.
     “Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
     “Ancillary Documents” has the meaning set forth in Section 3.3.
     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
     “Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents, including deposits, deposits in transit, amounts held in escrow, marketable securities and short term investments of the Group Companies as of the open of business on the Closing Date. Cash and Cash Equivalents shall exclude petty cash held at the Company’s restaurants and will be net of outstanding checks.
     “Certificate of Merger” has the meaning set forth in Section 2.3.
     “Claim” has the meaning set forth in Section 9.1(a)(v).

     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Closing Date Funded Indebtedness” means the Funded Indebtedness as of the open of business on the Closing Date.
     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
     “Code” has the meaning set forth in Section 2.8(e).
     “Company” has the meaning set forth in the introductory paragraph to this Agreement.
     “Company Bylaws” means, the bylaws of the Company, as amended.
     “Company Certificate of Incorporation” means, the amended and restated certificate of incorporation of Company, as amended.
     “Company Common Shares” means, the shares of Class A Common Stock of the Company, with a par value of $0.01.
     “Company Equity Securities” means, collectively, the Company Common Shares, the Company Preferred Shares and the Company Options.
     “Company Group” means the Company, its Affiliates and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders or Affiliates.
     “Company Material Adverse Effect” means any change, event, circumstance, state of facts, development or effect that (A) would reasonably be expected, individually or in the aggregate, to prevent or materially delay or impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement, or (B) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the condition (financial or otherwise), business, or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse change, event, circumstance, state of facts, development or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by this Agreement or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred) shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, that the exceptions set forth in clauses (i), (iii), (v) and (vi) shall only apply to the extent that such change, event, development or effect does not have or cause a disproportionate adverse effect on the Group Companies, taken as a whole, relative to comparable Persons in the Group Companies’ industry.
     “Company Option” means any option to purchase one or more Company Common Shares issued pursuant to the Option Plan.
     “Company Preferred Shares” means the shares of Preferred Stock of the Company with a par value of $0.01.
     “Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.
     “Company Stock Certificate” has the meaning set forth in Section 2.12.
     “Confidentiality Agreement” means the letter agreement, dated as of May 10, 2010, by and between the Company and Kelso & Company.
     “Consolidated EBITDA” for the Group Companies means, for the fiscal year ended August 1, 2010, the sum of (all determined on a consolidated basis for the Group Companies in accordance with GAAP for the applicable period): (a) net income (or net loss), plus (b) without duplication and to the extent deducted in determining such net income (or net loss), the sum of (i) net interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) extraordinary losses and charges; (v) non-recurring cash losses or charges up to $500,000 in any fiscal year, (vi) sponsor management fees, (vii) non-cash stock based compensation expenses, (viii) other non-recurring, non-cash charges including write-downs, write-offs, minority interests, losses attributable to the early extinguishment of debt or charges associated with restructurings, (ix) expenses (including termination payments) related to interest rate hedge agreements, (x) pre-opening expenses associated with new restaurant store openings, (xi) impairment costs and other charges related to restaurant store closings, (xii) expenses associated with the transaction contemplated herein, (xiii) expenses and adjustments related to purchase accounting, (xiv) non-cash rent expense, non-recurring fees and expenses related to sale and leaseback transactions and reasonable fees, expenses or charges during such period related to any investment, acquisition, asset sales, debt incurrence or equity issuance (including any fees and expenses (including legal fees and expenses) related to the filing of the Company’s Form S-1 registration statement with the Securities and Exchange Commission) in each case, whether or not completed), minus (c) without duplication and to the extent included in determining such net income (or net loss), the sum of (i) any non-cash gains and (ii) any gains (or plus losses) realized in connection with any disposition of property (other than any gains which represent the reversal of a reserve accrued for the payment of cash charges in any future period and any gains from sales of inventory in the ordinary course of business) minus (d) the amount of all cash payments made in such period to the extent that such payments relate to any reserve or similar non-cash charge incurred in a previous period that was added back in determining Consolidated EBITDA hereunder pursuant to the preceding subclause (b); provided that, Consolidated EBITDA for any period shall not include the cumulative effect of a change in accounting principles during such period.
     “Consolidated EBITDA Certificate” has the meaning set forth in Section 5.12.
     “Credit Facilities” means (i) that certain Credit Agreement, dated as of December 6, 2006, as amended by that certain Amendment No. 1 to the Credit Agreement, dated June 11, 2007, among Logan’s Roadhouse, Inc., LRI Holdings, Inc., the guarantors party thereto, the lenders party thereto, Wachovia Bank, N.A., as collateral agent, and Wachovia N.A., as administrative agent for the lenders, as amended (the “Credit Agreement”), and (ii) the senior subordinated unsecured mezzanine term notes, due 2014, issued by Logan’s Roadhouse, Inc.
     “Debt Commitment Letter” has the meaning set forth in Section 4.5(b).
     “Debt Financing” has the meaning set forth in Section 4.5(b).
     “Debt Payoff” has the meaning set forth in Section 5.11(a)(ix).
     “DGCL” means the Delaware General Corporation Law.
     “Dissenting Shares” has the meaning set forth in Section 2.14.
     “Effective Time” has the meaning set forth in Section 2.3.
     “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that any Group Company maintains, sponsors or contributes to or with respect to which any Group Company has any material liability, whether or not subject to ERISA, and including any material bonus, deferred compensation, stock bonus, stock purchase, stock option or other equity-based arrangement, and any material employment, employee termination, employee retention, employee change in control or severance plan, program, policy or arrangement or contract.
     “Enterprise Value” means $560,000,000; provided, that (A) if the Consolidated EBITDA of the Group Companies for the fiscal year ended August 1, 2010 set forth in the Consolidated EBITDA Certificate (such amount, the “Adjusted Consolidated EBITDA”) is an amount less than $74,000,000 but greater than an or equal to an amount equal to $72,500,000, for purposes of this Agreement, Enterprise Value shall mean an amount equal to the difference between (x) $560,000,000 minus (y) the product of 4.75 multiplied by the difference between $74,000,000 minus the Adjusted Consolidated EBITDA or (B) if the Adjusted Consolidated EBITDA is an amount less than $72,500,000, for purposes of this Agreement, Enterprise Value shall mean an amount equal to the difference between (x) $560,000,000 minus (y) $7,125,000 minus (z) the product of 7.5 multiplied by the difference between $72,500,000 minus the Adjusted Consolidated EBITDA; provided, that the amount deducted from Enterprise Value as a result of this clause (B) shall not exceed $44,625,000.

     “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Entities, in each case concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.
     “Equity Financing” has the meaning set forth in Section 4.5(b).
     “Equity Financing Letter” has the meaning set forth in Section 4.5(b).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Account” has the meaning set forth in Section 2.9(a)(i).
     “Escrow Agent” has the meaning set forth in Section 2.9(a)(i).
     “Escrow Agreement” has the meaning set forth in Section 2.9(a)(i).
     “Escrow Amount” has the meaning set forth in Section 2.9(a)(i).
     “Escrow Funds” means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account (which, for purposes of clarity, shall not include any interest accrued on the Escrow Amount, such interest to be distributed at regular intervals to Sellers in accordance with the Escrow Agreement).
     “Estimated Closing Date Calculations” has the meaning set forth in Section 2.9(a).
     “Estimated Purchase Price” has the meaning set forth in Section 2.9(a).
     “Example Statement of Net Working Capital” means the statement of the aggregate value of certain of the current assets of the Group Companies less the aggregate value of certain of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as attached as Exhibit A hereto.
     “Fee Letter” has the meaning set forth in Section 4.5(b).
     “Financial Statements” has the meaning set forth in Section 3.4.
     “Financing” has the meaning set forth in Section 4.5(b).
     “Financing Letters” has the meaning set forth in Section 4.5(b).
     “Franchisee Agreement” means each franchise agreement (together with any related guaranty agreements) that provides for the operation or development of the Company’s “Logan’s Roadhouse”® restaurants.
     “Franchisee” means any Person that is a party to a Franchise Agreement with the Company.

     “Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (excluding any trade payables and accrued expenses arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) indebtedness and related costs under any interest rate swap arrangement, (iv) obligations under capitalized leases, (v) letters of credit (excluding any undrawn letters of credit), and (vi) any prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with the repayment of any indebtedness or other obligations under clauses (i), (ii), (iii) and (v) upon termination thereof on the Closing Date. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any amounts included as Seller Expenses.
     “GAAP” means United States generally accepted accounting principles.
     “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
     “Governmental Entity” means any United States (i) federal, state, local, municipal, or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.
     “Group Companies” means, collectively, the Company and each of its Subsidiaries (direct or indirect).
     “Group Company IP Rights” has the meaning set forth in Section 3.12.
     “Guarantors” has the meaning set forth in the introductory paragraph to this Agreement.
     “Hazardous Materials” means any materials or substances regulated under any Environmental Laws, including petroleum, petroleum products and asbestos.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnified Party” has the meaning set forth in Section 8.3(a).
     “Indemnity Escrow Amount” has the meaning set forth in Section 2.9(a)(i).
     “Insufficient EBITDA Certificate” has the meaning set forth in Section 7.1(g).

     “Intellectual Property Rights” means all patents, patent applications, trademarks, service marks and trade names (all goodwill associated therewith and all registrations and applications therefor), copyrights (and all registrations, rights to renew registrations and applications therefor), Internet domain names, software, trade secrets, know-how, and all similar intellectual property rights.
     “Knowledge” means, with respect to the Company, the knowledge of any of the following individuals after reasonable inquiry: Tom Vogel, Amy Bertauski and Robert Effner.
     “Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).
     “Leased Real Property” has the meaning set forth in Section 3.17(b).
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien, adverse claim or charge.
     “Liquidation Value” means, with respect to each Company Preferred Share, the Liquidation Value thereof as defined in the Company Certificate of Incorporation.
     “Limited Guaranty” has the meaning set forth in the introductory paragraph to this Agreement.
     “Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
     “Loss” has the meaning set forth in Section 8.2(a).
     “Management Services Agreement” means that certain Amended and Restated Management and Consultant Services Agreement dated as of June 7, 2007, by and among Bruckmann, Rosser, Sherrill & Co., Inc., Canyon Capital Advisors, LLC, Black Canyon Management LLC, and Logan’s Roadhouse, Inc.
     “Marketing Period” means a period of thirty (30) consecutive days throughout which (i) Parent shall have the Required Information, (ii) the condition set forth in Section 6.1(b) is satisfied and (iii) nothing has occurred and no condition exists that would cause the conditions set forth in Section 6.2(a), (b), (c) or (d) to fail to be satisfied, assuming that such conditions were applicable at any time during such 30-consecutive-day period; provided that (x) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained, (y) the Marketing Period shall not commence (I), without the prior consent of Parent, prior to September 7, 2010, or (II) prior to the date that is the earlier of (A) the date on which ratings with respect to the Company and the Debt Financing, in each case from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), have been obtained and (B) the date which is 10 days following the later to occur of the Company’s meeting with Moody’s or with S&P for the purpose of obtaining such ratings and (z) if the condition set forth in Section 6.1(a) has not been satisfied prior to the end of such 30-day period, the Marketing Period shall be deemed not to have commenced, and, for the avoidance of doubt, shall re-commence on the next consecutive day after the end of such 30-day period for a subsequent period of thirty (30) consecutive days, subject to items (i), (ii) and (iii) above and the proviso thereto; provided further that Parent shall promptly notify the Company of the date on which the Debt Financing is obtained. For the avoidance of doubt, after the Marketing Period has commenced, furnishing Parent and/or the financing sources with updates to the Required Information (including updates to the financial statements and projections) as required by the Debt Financing Letter shall not be deemed to restart the thirty (30) consecutive day period then in effect.
     If at any time the Company shall in good faith reasonably believe that the Marketing Period has begun, it may deliver to Parent a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not begun and, within three (3) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity why Parent believes the Marketing Period has not begun (including, if Parent believes the Required Information has not been provided, stating with specificity which items of Required Information have not been provided).
     “Material Contracts” has the meaning set forth in Section 3.6.
     “Material Permits” has the meaning set forth in Section 3.9.
     “Material Real Property Lease” has the meaning set forth in Section 3.17(a).
     “Merger” has the meaning set forth in Section 2.1.
     “Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
     “Merger Sub Shares” has the meaning set forth in Section 2.8(a).
     “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
     “Net Working Capital” means the aggregate value of the current assets (including current Tax receivables but excluding any current income Tax receivables) of the Group Companies less the aggregate value of the current liabilities (including current Tax payables but excluding any current income tax payables) of the Group Companies, in each case, determined on a consolidated basis without duplication as of the open of business on the Closing Date and calculated in accordance with the practices and methodologies applied in preparing the Example Statement of Net Working Capital (including by (i) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital and (ii) establishing levels of reserves in the same manner as such reserves were established in preparing the Example Statement of Net Working Capital). Notwithstanding anything to the contrary contained herein, (w) in no event shall current liabilities for purposes of “Net Working Capital” include any amounts with respect to Seller Expenses, Funded Indebtedness, deferred Tax liabilities, accrued management fees or outstanding checks, (x) in no event shall current assets for purposes of “Net Working Capital” include any amounts with respect to earnest money deposits, Cash and Cash Equivalents, petty cash, deferred Tax assets, prepaid management fees or assets held for sale, (y) current Tax payables shall be computed taking into account any Taxes arising from the consummation of the transactions contemplated by this Agreement and (z) liabilities associated with capital projects for purposes of determining the Estimated Purchase Price and the Purchase Price pursuant to Section 2.9 shall equal $1,000,000.
     “Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds negative $18,000,000 or (ii) the amount by which Net Working Capital is less than negative $18,000,000, in each case, if applicable; provided that any amount which is calculated pursuant to clause (i) above shall be deemed to be a positive number and any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.
     “New Debt Commitment Letter” has the meaning set forth in Section 5.10(d).
     “New Plans” has the meaning set forth in Section 5.9.
     “Notice of Claim” means a written notice that specifies the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party and whether or not such Losses are liquidated in nature.
     “Option Payment” has the meaning set forth in Section 2.9(a)(iv).
     “Option Plan” means the Company’s 2007 Stock Option Plan.
     “Owned Intellectual Property” has the meaning set forth in Section 3.12.
     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, all easements and other rights and interests appurtenant thereto and all other buildings, structures, improvements and fixtures owned by the Group Companies.
     “Parent” has the meaning set forth in the introductory paragraph to this Agreement.
     “Parent Fee” has the meaning set forth in Section 7.2(b).
     “Parent Group” has the meaning set forth in Section 7.2(c).
     “Parent Proposed Amount” has the meaning set forth in Section 2.9(b)(ii).
     “Per Share Common Payment” means an amount equal to the quotient of (a) an amount equal to (i) the Estimated Purchase Price, plus (ii) the Aggregate Option Exercise Price minus, (iii) the Escrow Amount, minus (iv) the aggregate amount of all payments required to be made pursuant to Section 2.9(a)(ii), divided by (b) the Aggregate Company Common Shares Deemed Outstanding.
     “Per Share Preferred Payment” means, with respect to each Company Preferred Share, an amount equal to the sum of (a) the Liquidation Value of such Company Preferred Share plus (b) the Preferred Dividend with respect to such Company Preferred Share.

     “Percentage Interests” means, with respect to any Seller, the percentage determined by dividing (a) the sum of (i) the aggregate number of Company Common Shares held by such Seller as of immediately prior to the Effective Time (if any), plus (ii) the aggregate number of Company Common Shares issuable in respect of all Company Options outstanding and held by such Seller as of immediately prior to the Effective Time (if any), assuming all such Company Options were exercised in full without regard to vesting or any other restriction upon exercise, by (b) the Aggregate Company Common Shares Deemed Outstanding.
     “Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves are maintained on the financial statements of the Group Companies as of the Closing Date in conformity with GAAP consistently applied, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facilities, (e) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, (g) matters that would be disclosed by an accurate survey or inspection of the real property and (h) Liens described on Schedule P-1 and (i) any right, interest, Lien or title of a licensor, sublicensor, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed.
     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
     “Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
     “Preferred Dividend” means, with respect to each Company Preferred Share, the aggregate of all accrued, accumulated and unpaid dividends on such Company Preferred Share, whether or not declared, pursuant to the Company Certificate of Incorporation.
     “Proposed Closing Date Calculations” has the meaning set forth in Section 2.9(b)(i).

     “Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Seller Expenses.
     “Purchase Price Dispute Notice” has the meaning set forth in Section 2.9(b)(ii).
     “Purchaser Indemnitee” has the meaning set forth in Section 8.2(a).
     “Required Information” has the meaning set forth in Section 5.11(a)(iv).
     “Representative” has the meaning set forth in the introductory paragraph of this Agreement.
     “Representative Proposed Closing Date Calculations” has the meaning set forth in Section 2.9(b)(ii).
     “Responsible Party” has the meaning set forth in Section 8.3(a).
     “Section 280G Payments” has the meaning set forth in Section 5.13.
     “Seller” means, collectively, (i) each holder of Company Shares as of immediately prior to the Effective Time that does not perfect such holder’s appraisal rights under the DGCL and (ii) each holder of a Company Option.
     “Seller Expenses” means, without duplication, the collective amount payable at Closing by the Group Companies, the Representative or Sellers for all out-of-pocket costs and expenses incurred in connection with the Merger, including (i) the fees and expenses of Credit Suisse Securities (USA) LLC, Northpoint Advisors, LLC and Kirkland & Ellis LLP, (ii) any fees payable pursuant to the Management Services Agreement, (iii) any fees and expenses payable to the Company’s accountants in connection with the transactions contemplated by this Agreement (excluding any fees and expenses incurred by such accountants in connection with the Financing and any fees and expenses incurred by such accountants in connection with the preparation of the Company’s audit for the fiscal year 2010), (iv) any fees and expenses (including legal fees and expenses) related to the filing of the Company’s Form S-1 registration statement with the Securities and Exchange Commission and (v) any transaction bonuses paid to any employee of the Group Companies.
     “Seller Indemnitee” has the meaning set forth in Section 8.2(b).
     “Seller Proposed Amount” has the meaning set forth in Section 2.9(b)(ii).
     “Stockholder Written Consent” has the meaning set in the introductory paragraph to this Agreement.
     “Straddle Periods” means, with respect to any Group Company, any taxable period that includes, but does not end on, the Closing Date.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Survival Period Termination Date” has the meaning set forth in Section 8.1.
     “Surviving Entity” has the meaning set forth in Section 2.1.
     “Surviving Entity Common Share” has the meaning set forth in Section 2.8(a).
     “Surviving Entity Bylaws” has the meaning set forth in Section 2.5(b).
     “Surviving Entity Certificate of Incorporation” has the meaning set forth in Section 2.5(a).
     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest and penalties in respect of the foregoing and any additions thereon.
     “Tax Refund” has the meaning set forth in Section 5.2(a)
     “Tax Return” has the meaning set forth in Section 3.15(a).
     “Termination Date” has the meaning set forth in Section 7.1(d).
     “Third Party Claim” has the meaning set forth in Section 8.3(a).
     “Threshold” has the meaning set forth in Section 8.4(c).
     “Transfer Taxes” has the meaning set forth in Section 5.2(e).
     “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

     “Working Capital Escrow Amount” has the meaning set forth in Section 2.9(a)(i).
ARTICLE 2
THE MERGER
     Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
     Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties hereto, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 6 (not including conditions which are to be satisfied by actions taken at the Closing), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article 6 (excluding the conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on three (3) Business Days written notice to the Company and (ii) the first (1st) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article 6 for the Closing as of the date determined pursuant to this proviso). The “Closing Date” shall be the date on which the Closing is consummated.
     Section 2.3 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the parties hereto shall cause an agreement or certificate of merger (in any such case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 251 of the DGCL.
     Section 2.5 Certificate of Incorporation; Bylaws.
          (a) At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Entity (the “Surviving Entity Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable law.

          (b) At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity (the “Surviving Entity Bylaws”) until thereafter changed or amended as provided therein or by applicable law.
     Section 2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such director’s successor is duly elected or appointed and qualified.
     Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such officer’s successor is duly elected or appointed and qualified.
     Section 2.8 Effect on Equity Securities.
          (a) Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time (collectively, the “Merger Sub Shares”) shall be converted into one (1) Surviving Entity Common Share. For purposes of this Agreement, the term “Surviving Entity Common Share” means a Common Share of the Surviving Entity (as such term is defined in the Surviving Entity Certificate of Incorporation).
          (b) Conversion of Company Preferred Shares. At the Effective Time, each Company Preferred Share issued and outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Preferred Share, be canceled and extinguished and be converted into and shall become the right to receive the Per Share Preferred Payment. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Preferred Shares except as otherwise provided for herein or under applicable law.
          (c) Conversion of Company Common Shares. At the Effective Time, each Company Common Share issued and outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Common Share, be canceled and extinguished and be converted into and shall become the right to receive the Per Share Common Payment and a portion (if any) of the Escrow Funds and the Representative Expense Amount, in each case, as provided herein. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided for herein or under applicable law.
          (d) Conversion of Company Options. At the Effective Time, each Company Option issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Option Payment with respect to such Company Option and a portion (if any) of the Escrow Funds and the Representative Expense Amount, in each case, as provided herein. As of the Effective Time, all such Company Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Option shall cease to have any rights with respect thereto, except as otherwise provided for herein or by applicable law.
          (e) Withholding. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, each payment made pursuant to this Agreement shall be net of any Taxes required to be deducted or withheld with respect to such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld, such withheld amounts shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid.
     Section 2.9 Purchase Price.
          (a) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate of the Purchase Price (the “Estimated Purchase Price”) from which the Company shall (i) use the actual Enterprise Value and (ii) estimate (A) the Aggregate Option Exercise Price, (B) the amount of Closing Date Funded Indebtedness, (C) the amount of Seller Expenses, (D) the amount of Cash and Cash Equivalents and (E) the Net Working Capital Adjustment (the “Estimated Closing Date Calculations”). The Company shall consult with the Purchaser regarding the Estimated Closing Date Calculations prior to the Closing. At the Closing, Parent shall pay, or shall cause the Company, Merger Sub or the Surviving Entity to pay, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:
               (i) $17,800,000 (such amount, the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among the Surviving Entity, the Representative and JP Morgan Chase, N.A. (the “Escrow Agent”) in form and substance reasonably satisfactory to the parties hereto. A portion of the Escrow Amount, equal to $16,800,000, shall be designated as the “Indemnity Escrow Amount”, and the remaining portion of the Escrow Account, equal to $1,000,000, shall be designated as the “Working Capital Escrow Amount”. The Working Capital Escrow Amount shall serve as security for and a source of payment of the Sellers obligations pursuant to Section 2.9(c)(ii) if any, and the Indemnity Escrow Amount shall serve as security for and the sole source of payment of the Sellers obligations pursuant to Article 8, if any;
               (ii) with respect to each Company Preferred Share issued and outstanding as of immediately prior to the Effective Time, an amount equal to the Per Share Preferred Payment, shall be deposited into an account established by the Representative for purposes of paying such amounts to each holder of a Company Preferred Share;
               (iii) with respect to each Company Common Share issued and outstanding as of immediately prior to the Effective Time, an amount equal to the Per Share

Common Payment, shall be deposited into an account established by the Representative for purposes of paying such amounts to each holder of a Company Common Share;
               (iv) with respect to each Company Option issued and outstanding as of immediately prior to the Effective Time, an amount equal to the product of (A) (x) the Per Share Common Payment minus (y) the exercise price that would be paid to the Company in respect of such Company Option had such Company Option been exercised in full immediately prior to the Effective Time, multiplied by (B) the aggregate number of Company Common Shares issuable in respect of such Company Option outstanding as of immediately prior to the Effective Time, in each case, in accordance with the terms of the applicable option agreement with the Company pursuant to which such Company Option was issued and without regard to vesting or any other restriction upon exercise and assuming concurrent payment in full of the exercise price of such Company Option solely in cash (such amount with respect to such Company Option being referred to herein as the “Option Payment”). Such amount shall be deposited into an account established by the Representative for purposes of paying the Option Payment to each holder of a Company Option. Any payment to be made by the Representative to the holders of the Company Options in respect of the Options shall be transmitted by the Representative to the Surviving Entity so that such payments may be made through the Surviving Entity’s payroll system after withholding as provided in Section 2.8(e).
The Representative shall provide Parent with a flow of funds setting forth the amounts to be paid pursuant to this Section 2.9(a) (including with respect to each holder of Company Shares and Company Options) along with wire instructions therefor at least two (2) Business Days prior to the Closing Date.
          (b) Determination of Final Purchase Price.
               (i) As soon as practicable, but no later than sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Representative (A) a proposed calculation of the Net Working Capital, (B) a proposed calculation of the amount of Cash and Cash Equivalents, (C) a proposed calculation of the amount of Closing Date Funded Indebtedness, (D) a proposed calculation of the amount of Seller Expenses, and (E) a proposed calculation of the Purchase Price (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”). If Parent fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, the Representative shall retain (at the expense of Parent) a nationally or regionally recognized independent accounting firm to provide an audit of the Group Companies’ books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.9(b), the determination of such accounting firm being conclusive and binding on the parties hereto; provided, however, that the Representative reserves any and all other rights granted to it in this Agreement.
               (ii) If the Representative does not give written notice of any dispute (a “Purchase Price Dispute Notice”), which notice (i) may only be delivered by the Representative if such dispute is based on its belief that the Proposed Closing Date Calculations contain mathematical errors or were not prepared in accordance with the provisions of this Agreement and (ii) shall set forth proposed calculations of the Net Working Capital, Cash and Cash

Equivalents, Closing Date Funded Indebtedness, Seller Expenses and the Purchase Price (which calculations shall collectively be referred to herein as the “Representative Proposed Closing Date Calculations”), to Parent within thirty (30) days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Purchase Price, in each case, for purposes of determining the Actual Adjustment). Prior to the end of such thirty (30) day period, the Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Purchase Price will be finally determined when such notice is given. If the Representative gives a Purchase Price Dispute Notice to Parent within such 30-day period, Parent and the Representative shall use commercially reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the Purchase Price Dispute Notice from the Representative. If the Representative and Parent do not agree upon a final resolution with respect to any disputed items within such thirty (30) day period, then the remaining items in dispute shall be submitted immediately to the New York office of KPMG, or, if such firm declines to be retained to resolve the dispute, another nationally-recognized, independent accounting firm reasonably acceptable to Parent and the Representative (in either case, the “Accounting Firm”). The Accounting Firm shall be requested to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Representative and Parent, and any associated engagement fees shall be initially borne 50% by the Representative and 50% by Parent; provided that such fees shall ultimately be born by the party against which all such disputed items are resolved by the Accounting Firm in accordance with the below. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm shall (i) limit its review to determining whether, considering all such disputed items, the aggregate amount for all such items set forth in the Proposed Closing Date Calculations (the “Parent Proposed Amount”) or the aggregate amount for all such items set forth in the Representative Proposed Closing Date Calculations (the “Seller Proposed Amount”) is more consistent with the related definitions of Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Purchase Price set forth in this Agreement, and (ii) resolve all such disputed items by choosing such aggregate amount (i.e., the Seller Proposed Amount or the Parent Proposed Amount) that it determines to be more consistent with such definitions. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.9(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
               (iii) The Surviving Entity shall, and shall cause each of its Subsidiaries to, make its financial records reasonably available to the Representative and its accountants and other representatives at reasonable times at any time (in a manner so as to not interfere unreasonably with the normal business operations of the Surviving Entity) during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
          (c) Adjustment to Estimated Purchase Price.
               (i) If the Actual Adjustment is a positive amount, the Surviving Entity shall pay to the Representative (on behalf of Sellers) an amount equal to such positive amount, net of applicable withholding taxes, if any, by wire transfer or delivery of immediately available funds, in each case, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.9. In addition, the Surviving Entity and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Amount to the Representative.
               (ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.9, the Surviving Entity and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to: (A) disburse to the Surviving Entity a portion of the Working Capital Escrow Amount equal to the absolute value of such negative amount, or if such amount exceeds the Working Capital Escrow Amount, disburse the entire Working Capital Escrow Amount and the balance of such amount from the Indemnity Escrow Amount to the Surviving Entity (it being understood that, notwithstanding anything to the contrary contained herein, the Escrow Amount shall be the sole source of recovery for any payment required to be made pursuant to this Section 2.9(c)(ii)) and (B) if such amount is less than the Working Capital Escrow Amount, disburse the remaining portion of the Working Capital Escrow Amount to the Representative.
          (d) Accounting Procedures. The Estimated Closing Date Calculations, the Proposed Closing Date Calculations, the Representative Proposed Closing Date Calculations, if applicable, and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall follow the defined terms for Cash and Cash Equivalents, Funded Indebtedness and Net Working Capital contained in this Agreement whether or not such terms are consistent with GAAP and (iii) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.
     Section 2.10 Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this

Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.
     Section 2.11 Payment of Funded Indebtedness and Seller Expenses. Contemporaneously with the filing of the Certificate of Merger and on behalf of the Company and Sellers, Parent shall pay, or shall cause the Surviving Entity to pay, in cash by wire transfer of immediately available funds, the Closing Date Funded Indebtedness (excluding obligations under capitalized leases) and the Seller Expenses, in each case in the amounts set forth on the calculation of Estimated Purchase Price delivered hereunder and pursuant to wire instructions provided to Parent by the Representative at least two (2) Business Days prior to the Closing.
     Section 2.12 Closing of the Company’s Transfer Books.
     At the Effective Time, holders of certificates representing the Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Company Shares (a “Company Stock Certificate”) is presented to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and, if applicable, shall be exchanged as provided in Section 2.13.
     Section 2.13 Surrender of Certificates.
          (a) At the Closing, Parent (or its designee) shall make the payments specified in Section 2.9(a).
          (b) As promptly as practicable after the date of this Agreement, the Representative shall mail to each holder of record of Company Shares or Company Options (i) a letter of transmittal in form and substance reasonably satisfactory to the parties hereto (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon actual delivery of the Company Stock Certificate representing the Company Shares to the Representative, (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for the payment of the Per Share Preferred Payment and the Per Share Common Payment for each Company Share represented thereby, without any interest thereon. With respect to the holders of Company Shares, upon surrender of Company Stock Certificates for cancellation to the Representative, together with a duly executed Letter of Transmittal and such other documents as the Representative shall reasonably require, the holder of such Company Stock Certificates shall be entitled to receive in exchange therefor a check or wire transfer in the amount equal to the sum of (i) the Per Share Preferred Payment for each Company Preferred Share formerly represented thereby and (ii) the Per Share Common Payment for each Company Common Share formerly represented thereby, and the Company Stock Certificates so surrendered shall be canceled. With respect to the holders of Company Options, upon receipt of a duly executed Letter of Transmittal and such other documents as the Representative shall reasonably require, the holder of such Company Option shall be entitled to receive in exchange therefor a check or wire transfer in the amount equal to the Option Payment for each such Company Option. Any payment to be made by the Representative to the holders of the Company Options in respect of the Options shall be transmitted by the Representative to the Surviving Entity so that such payments may be made through the Surviving Entity’s payroll system after withholding as provided in Section 2.8(e).
          (c) Promptly following the date that is twelve (12) months after the Effective Time, the Representative shall deliver to Parent all cash received pursuant to Section 2.9(a)(ii), (iii) and (iv), and any documents, in each case remaining in its possession relating to the Transactions, and, except as otherwise set forth in this Agreement, the Representative’s duties under this Section 2.13 shall terminate. Thereafter, each holder of a Company Stock Certificate or a Company Option shall look only to Parent for payment of the Per Share Preferred Payment, Per Share Common Payment and/or Option Payment, as applicable, and may surrender such Company Stock Certificate, if applicable, to the Surviving Entity or Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Per Share Preferred Payment and/or Per Share Common Payment, as applicable, for each Company Share represented thereby or each Company Option, without any interest thereon.
          (d) If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of, and agreeing to indemnify Parent with respect to, that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed, the Representative (or if more than twelve (12) months after the Effective Time, Parent), shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the payment deliverable in respect thereof determined in accordance with this Article 2.
          (e) Except as required by law, no dividends or other distributions with respect to capital stock of the Surviving Entity with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate.
          (f) All cash paid in respect of the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Shares. If, after the Effective Time, Company Stock Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.13.
     Section 2.14 Dissenting Shares.
          (a) Notwithstanding any other provision of this Agreement to the contrary, shares of stock that are outstanding immediately prior to the Effective Time and that are held by holders of Company Shares who shall have not voted in favor of the Merger or consented thereto in writing, who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have effectively withdrawn or lost (through failure to perfect or otherwise) his, her or its appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Purchase Price. Such holders of Company Shares instead shall be entitled to receive payment from the Surviving Entity of the appraised value of such Company Shares held by them in accordance with the provisions of Section 262 of the DGCL.
          (b) Notwithstanding the other provisions of this Article 2, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal rights after the Effective Time, then, as of the occurrence of such event, such holder’s Company Shares shall automatically be converted into and represent only the right to receive the Per Share Common Payment or the Per Share Preferred Payment, as applicable, for the Company Shares to which such stockholder would otherwise be entitled under this Article 2, without interest thereon, upon surrender of the certificate representing such shares in accordance with this Article 2.
          (c) In the event that any holder of Company Shares shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shareholders”) and such Dissenting Shareholders have not withdrawn their appraisal rights prior to Closing, then the parties shall amend this Agreement to provide that the Purchase Price paid by Parent shall be reduced by the amount that would have been paid to such Dissenting Shareholders, and the parties shall in good faith make any other necessary related adjustments to Article 2.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub as follows, as of the date hereof and as of the Closing Date:
          Section 3.1 Organization and Qualification. Each Group Company is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted.
          (b) Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary (which jurisdictions are set forth on Schedule 3.1(b)), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.
          (c) The Company has made available to Parent an accurate and complete copy of each Governing Document of each Group Company, in each case, as currently in effect, and no Group Company is in violation of any provision of its Governing Documents.

     Section 3.2 Capitalization of the Group Companies.
          (a) The authorized capital stock of the Company consist of: (i) 100,000 Company Preferred Shares, 75,000 of which are designated as shares of Series A Preferred Stock (64,508 of which are issued and outstanding); and (ii) 1,900,000 Company Common Shares, 992,427 of which are issued and outstanding. All of the issued and outstanding Company Preferred Shares and Company Common Shares are duly authorized and validly issued. As of the date of this Agreement, 176,470.59 Company Common Shares are available to be issued under the Option Plan and options to purchase 168,375.62 Company Common Shares are outstanding under the Option Plan. Except as set forth on Schedule 3.2, there are outstanding (i) no other equity securities of any Group Company, (ii) no securities of any Group Company convertible into or exercisable or exchangeable for equity securities of any Group Company, (iii) no options or other rights or agreements, commitments or understandings of any kind to acquire from any Group Company, and there is no obligation of any Group Company to issue, transfer or sell, any equity securities or securities convertible into or exercisable or exchangeable for, at any time, equity securities of any Group Company and (iv) no voting trusts, proxies or other similar agreements or understandings to which any Group Company is a party or by which any Group Company is bound with respect to the voting of any equity securities in any Group Company.
          (b) Except as set forth on Schedule 3.2, no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any equity or equity related securities. Except as set forth on Schedule 3.2, all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s jurisdiction of formation or other applicable law) have been duly authorized and validly issued, fully paid and nonassessable, are free and clear of any preemptive rights (except to the extent provided by applicable law), any restrictions on transfer (other than restrictions under applicable federal, state and other securities laws) or any Liens and are owned, beneficially and of record, by another Group Company.
     Section 3.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

     Section 3.4 Financial Statements; No Undisclosed Liabilities.
          (a) Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
               (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of July 29, 2007, August 3, 2008, and August 2, 2009, and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended and, with respect to the 2008 and 2009 financial statements, the reports of the Company’s independent auditors thereon; and
               (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 1, 2010 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the twelve-month period then ended.
          (b) Except as set forth on Schedule 3.4, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments (so long as the effect of such adjustments, individually or in the aggregate, are not material)).
          (c) The Group Companies have devised and maintained systems of internal accounting controls with respect to the business sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.
          (d) No Group Company has any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedule 3.4(d), (b) liabilities and obligations disclosed or reserved against in the Latest Balance Sheet or specifically disclosed in the notes thereto and (c) liabilities and obligations that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and (d) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group Companies, taken as a whole.
     Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger and (iii) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, require the consent of, or notice to, any Person, under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, Material Real Property Lease or Material Permit, (c) violate any law of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company (other than any Liens incurred in connection with the Debt Financing), which in the case of clause (c) above, have had or would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.6 Material Contracts.
          (a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Real Property Lease, no Group Company is a party to or bound by any:
               (i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;
               (ii) (A) agreement or indenture relating to Funded Indebtedness except for Funded Indebtedness for an amount less than $250,000, (B) agreement related to any capitalized lease obligation or (C) guaranty;
               (iii) lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;
               (iv) lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;
               (v) partnership agreements and joint venture agreements or other similar agreements or arrangements relating to any Group Company;
               (vi) agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Group Companies over the entire term of such agreement or related agreements of $500,000 or more;

               (vii) agreement, contract or commitment prohibiting any Group Company from freely engaging in any line of business with any Person in any location;
               (viii) collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;
               (ix) contract, agreement, arrangement or understanding that relates to the disposition or acquisition of any business, capital stock or material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company;
               (x) Franchise Agreement;
               (xi) agreement to which any Group Company is a party that relate to Group Company IP Rights; or
               (xii) other contract, agreement, arrangement or understanding that is (A) not made in the ordinary course of business and (B) material to the Group Companies, taken as a whole.
          (b) As of the date of this Agreement, complete copies of each Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent. Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), no Group Company or, to the Knowledge of the Company, any other party is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder.
     Section 3.7 Absence of Changes. (a) Since August 2, 2009, there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (b) since May 2, 2010 (i) each Group Company has conducted its business in the ordinary course substantially consistent with past practices and (ii) except as set forth on Schedule 3.7, no Group Company has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 5.1 hereof.
     Section 3.8 Litigation. Except as set forth on Schedule 3.8, there is, and since January 1, 2007 there has been, no Litigation pending or, to the Company’s Knowledge, threatened or under investigation against any Group Company or any of its assets or properties before any Governmental Entity, except for individual Litigation matters which have not resulted, and will not result, in a Loss for the Group Companies in excess of $750,000. Except as set forth on Schedule 3.8, no Group Company is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.8 does not relate to intellectual property matters (which is the subject of Section 3.12).
     Section 3.9 Compliance with Applicable Law. The Group Companies hold all permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted, other than any such permits, licenses, approvals, certificates and authorizations which, if not held by the Group Companies, would not reasonably be expected to have, individually or in the aggregate, a material effect on the Group Companies, taken as a whole (the “Material Permits”). Schedule 3.9 lists each Material Permit, copies of which have been provided to Parent as of the date of this Agreement. Each Material Permit is valid and in full force and effect and no Group Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any Material Permit. The business of the Group Companies is operated, and since January 1, 2007 has been operated, in, and the Group Companies and all of their respective properties and assets are in, compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Entities, except for noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee plan matters (which is the subject of Section 3.10), intellectual property matters (which is the subject of Section 3.12) or labor matters (which is the subject of Section 3.13).
     Section 3.10 Employee Plans.
          (a) Schedule 3.10(a) sets forth a true and complete list of all Employee Benefit Plans.
          (b) Except as set forth on Schedule 3.10(b), no Group Company maintains, contributes to or has any liability (including on account of an entity treated as a single employer with a Group Company pursuant to Section 414(b) or (c) of the Code) with respect to (including withdrawal liability as defined in Section 4201 of ERISA) a Multiemployer Plan or a plan that is subject to Title IV of ERISA, or any welfare benefit plan providing health or other welfare benefits to current or former employees of any Group Company other than health continuation coverage pursuant to COBRA.
          (c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable laws and in all material respects in accordance with the terms of such Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

          (d) No liability under Title IV of ERISA has been or, to the Company’s Knowledge, is reasonably expected to be incurred by any Group Company.
          (e) No Group Company or, to the Company’s Knowledge, employee, officer or director has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.
          (f) With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.
          (g) Other than routine claims for benefits and except as set forth on Schedule 3.10(g), there are no pending or, to the Company’s Knowledge, threatened or anticipated claims by or on behalf of any Employee Benefit Plan or any employee or beneficiary covered under any Employee Benefit Plan, or otherwise involving any Employee Benefit Plan or its assets. None of the Employee Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, domestic or foreign.
          (h) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (A) entitle any current or former employee, consultant, officer or director of a Group Company to severance pay or any other payment, (B) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, consultant, officer or director or (C) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Benefit Plan or impose any restrictions or limitations on a Group Company’s rights to administer, amend or terminate any Employee Benefit Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from a Group Company as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.
     Section 3.11 Environmental Matters.
          (a) Except as set forth on Schedule 3.11:
               (i) The Group Companies are, and since January 1, 2005 have been, in compliance with all Environmental Laws, except for any failures to so comply as would not reasonably be expected to have a Company Material Adverse Effect.
               (ii) Without limiting the generality of the foregoing, the Group Companies hold and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws, except for any failures to so hold or comply as would not reasonably be expected to have a Company Material Adverse Effect.

               (iii) No Group Company has received in the past three (3) years any currently unresolved written notice of any violation of, or liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws, in each of the foregoing cases, except for any such notice the subject matter of which would not reasonably be expected to have a Company Material Adverse Effect.
               (iv) There have been no releases of Hazardous Materials at any property currently or formerly owned or leased by the Group Companies that has had or would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.12 Intellectual Property. Except as set forth on Schedule 3.12, one of the Group Companies owns, licenses or, to the Company’s Knowledge, otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). Schedule 3.12 sets forth a list of all Intellectual Property Rights owned by any Group Company that are registered or subject to an application for registration or trademark or copyrights that are otherwise material to the conduct of the business of the Group Companies (“Owned Intellectual Property”). A Group Company is the exclusive owner of the Owned Intellectual Property and, to the Company’s Knowledge, of the trade secrets owned by any Group Company that are included in the Group Company IP Rights. Except as set forth on Schedule 3.12, (x) there are is no Litigation pending against any Group Company contesting the use or ownership of any Group Company IP Right owned by such Group Company, or alleging that any Group Company is currently infringing the Intellectual Property Rights of any other Person in any material respect, and (y) there is no Litigation pending that has been brought by any Group Company against any Person currently alleging infringement of any Group Company IP Rights owned by any Group Company. Except as set forth on Schedule 3.12, (A) to the Company’s Knowledge, the conduct of the business of the Group Companies as currently conducted does not infringe any Intellectual Property Rights of any Person, and (B) to the Company’s Knowledge, no Person is currently infringing any Group Company IP Rights or otherwise making use of any Group Company IP Rights without a license. The Group Companies have taken (i) all actions reasonably necessary to ensure protection of the Group Company IP Rights under any applicable law (including making and maintaining all necessary filings, registrations and issuances for the registered or applied for material Owned Intellectual Property) and (ii) all actions reasonably necessary to maintain the secrecy of all material trade secrets owned by any Group Company.
     Section 3.13 Labor Matters. Except as set forth on Schedule 3.13, (a) no Group Company has entered into, is party to, or is otherwise bound by or subject to any collective bargaining agreement, (b) since January 1, 2009, there has not occurred, nor is there any pending, material labor strike, labor dispute, or work stoppage or lockout or, to the Company’s Knowledge, threatened against or affecting any Group Company, (c) to the Company’s Knowledge as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of any Group Company and no question concerning representation exists respecting such employees and (d) there is no material unfair labor practice, charge, arbitration, complaint or lawsuit pending against any Group Company. No Group Company has engaged in any location closing or employee layoff activities during the two-year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment

Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. Each Group Company is in material compliance with all applicable laws respecting, labor, employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, Form I-9 matters, employee leave issues and unemployment insurance and related matters.
     Section 3.14 Insurance. Schedule 3.14 contains a list of, and the Group Companies have made available to the Parent complete copies of, all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. Except as set forth on Schedule 3.14, (a) no Group Company has made any claim under any such policy during the two (2) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (b) no insurer has threatened in writing to cancel any such policy.
     Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:
          (a) each Group Company has filed (or has had filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all material tax returns, information returns, statements, forms, filings and reports, including any amendments thereto (each a “Tax Return”), required to be filed with respect to such Group Company and has timely paid (or has had paid on its behalf) in full all material Taxes, whether or not reflected on such Tax Returns, including Taxes which such Group Company is required to withhold;
          (b) all Tax Returns filed with respect to each of the Group Companies are true, correct and complete in all material respects;
          (c) all Taxes withheld by any Group Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose;
          (d) no Group Company is currently the subject of a Tax audit, Tax examination or, to the Knowledge of the Company, other investigation, and no Taxes with respect to any Group Company are the subject of any judicial or administration proceeding;
          (e) no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect), and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Entity;
          (f) the time for filing any Tax Return with respect to any Group Company has not been extended to a date later than the date of this Agreement;

          (g) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn;
          (h) no written (or, to the Knowledge of the Company, other) claim has been made by any taxing authority in a jurisdiction (whether within or without the United States) where any Group Company does not file a particular type of Tax Return that any such Group Company is or may be subject to taxation by that jurisdiction, or may be required to file such Tax Return in such jurisdiction;
          (i) no Group Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return of which the Company is the common parent), (ii) has any Liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement;
          (j) no Group Company has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations;
          (k) since December 31, 2006, no Group Company has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in party by Section 355 or 361 of the Code;
          (l) no Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period.
     Section 3.16 Brokers. No broker, finder, financial advisor or investment banker, other than Credit Suisse Securities (USA) LLC, North Point Advisors, LLC and certain parties to the Management Services Agreement (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.
          Section 3.17 Real and Personal Property.
          (a) Owned Real Property. Schedule 3.17(a): (i) contains a complete and correct list of all Owned Real Property and (ii) sets forth the address and owner of each parcel of Owned Real Property. With respect to each Owned Real Property: (a) the Company or a Subsidiary (as the case may be) has good, valid and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens except Permitted Liens, (b) except as set forth in

Schedule 3.17(a), no Person has leased, subleased or otherwise granted to any Person the right to use, possess, lease, enjoy or occupy such Owned Real Property or any portion thereof; (c) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other contractual rights to purchase, acquire, sell or dispose of such Owned Real Property or any portion thereof or interest therein, and (d) no Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the Business, except, in the case of clauses (b), (c) and (d) where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Leased Real Property. Schedule 3.17(b) contains a complete and correct list of all leases, subleases or occupancy agreements (together with any and all amendments and modifications thereto and any guarantees thereof) (each a “Material Real Property Lease”) pursuant to which the Company or a Subsidiary (as the case may be) leases, subleases or occupies real property as tenant, subtenant or occupant (such real property, the “Leased Real Property”). Except as set forth on Schedule 3.17(b), each Material Real Property Lease is legal, valid and binding on the Group Company party thereto, in full force and effect and enforceable in accordance with its terms (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17(b), each of the Group Companies, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Real Property Lease. Neither the Company nor its Subsidiaries is, and to the Company’s Knowledge, no other party is, in default, violation or breach under any Material Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach under any Material Real Property Lease. To the Company’s Knowledge, the Company or a Subsidiary (as the case may be) has good and valid title to the leasehold estate under the Material Real Property Leases. Each such leasehold estate is free and clear of all Liens except Permitted Liens. To the Company’s Knowledge, each of the Group Companies enjoys peaceful and undisturbed possession under its respective Material Real Property Leases. Except as disclosed on Schedule 3.17(b), (i) there are no written or oral leases, subleases, concessions or other contracts granting to any Person other than a Group Company the right to use, lease, or occupy any Leased Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer, rights of first refusal or other contractual rights to purchase, acquire, sell or dispose of all or a portion of such Leased Real Property.
          (c) Fee and Leasehold Interests. Owned Real Property and the Leased Real Property constitute all the fee and leasehold interests in real property (i) held by the Group Companies or (ii) used or held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Group Companies.
     Section 3.18 Transactions with Affiliates. Schedule 3.18 sets forth all contracts, agreements, transactions or other arrangements between any Group Company, on the one hand, and any Affiliate, director, officer, stockholder or employee (or any family member or relative of such Affiliate, director, officer, stockholder or employee) of any Group Company

(other than any other Group Company), on the other hand, other than employment arrangements entered into in the ordinary course of business. Each contract set forth on Schedule 3.18 will be terminated prior to the Closing. To the Company’s Knowledge, except as disclosed on Schedule 3.18, none of the Group Companies or their respective Affiliates, directors, officers or employees (or any family member or relative of such Affiliates, directors, officers or employees) (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee or competitor of any Group Company or (ii) owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business. Ownership of five percent or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.18.
     Section 3.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE GROUP COMPANIES PURSUANT TO THIS AGREEMENT, THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT AND MERGER SUB SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SELLER PURSUANT HERETO.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:
     Section 4.1 Organization. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Merger.
     Section 4.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties or to consummate the transactions contemplated hereby. No vote of Parent’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby and thereby. This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are parties will be duly authorized, executed and delivered by the other parties thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
     Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger and (iii) those set forth on Schedule 4.3. Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub are a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) except as set forth on Schedule 4.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the Merger.

     Section 4.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates for which Sellers or any Group Company may become liable.
     Section 4.5 Financing.
          (a) Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, the accuracy in all material respects of the representations and warranties of the Company in this Agreement as of the Closing Date and compliance by the Company in all material respects with the covenants contained in this Agreement, the amount of funds to be provided pursuant to the Financing Letters, if funded in accordance with the terms of the Financing Letters, together with the cash and cash equivalents of the Company and its Subsidiaries, will be sufficient at the Effective Time to (i) pay the Purchase Price and the amounts payable pursuant to Section 2.11 and any other repayment or refinancing of indebtedness required by the Financing Letters or required as a result of the consummation of the Merger, and (ii) pay any and all fees and expenses, and satisfy all other payment obligations, required to be paid or satisfied by Parent, Merger Sub and, to the extent disclosed to Parent and Merger Sub prior to the date hereof, the Surviving Entity in connection with the Merger and the Financing.
          (b) Parent has delivered to the Company a true, complete and correct copy of (i) the executed commitment letter, dated as of the date hereof (the “Equity Financing Letter”), between Parent and Guarantors, pursuant to which each Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent the cash amounts set forth therein (the “Equity Financing”), and (ii) the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., Credit Suisse AG and Credit Suisse Securities (USA) LLC (the “Debt Commitment Letter”, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend the amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, complete and correct copy of any fee letter (any such fee letter, a “Fee Letter”) in connection with the Debt Commitment Letter (it being understood that any such Fee Letter provided to the Company may be redacted to omit the numerical fee amounts provided therein).
          (c) As of the date hereof, the Financing Letters are in full force and effect. There are no conditions precedent, or other contractual contingencies as between Parent and any other party to the Financing Letters, related to the funding of the full amount of the Financing, other than as set forth in the Financing Letters and any related Fee Letter. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent. any of the other parties thereto, under the Financing Letters. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Letters and any related Fee Letter will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the time contemplated hereunder for Closing. There are no side letters or other contracts or arrangements related to the Financing other than the Financing Letters and any related Fee Letter. As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters and any related Fee Letter.
     Section 4.6 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.
     Section 4.7 Acknowledgment and Representations by Parent and Merger Sub.
          (a) Each of Parent and Merger Sub acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given full access to such information about the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Sellers set forth in this Agreement, and each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent or any of its respective agents, representatives, lenders or Affiliates.
ARTICLE 5
COVENANTS
     Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement and except as set forth on Schedule 5.1, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed):
               (i) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto);

               (ii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business;
               (iii) not declare or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies;
               (iv) not acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business consistent with past practices;
               (v) not adopt any amendments to their respective Governing Documents;
               (vi) not sell or otherwise dispose of any material assets outside the ordinary course of business;
               (vii) not make any material change to its accounting policies or practices, except as required by GAAP or applicable law;
               (viii) (i) not enter into, assume, amend or terminate any Material Contract or any agreement that would be a Material Contract, except for agreements entered into in the ordinary course of business consistent with past practice and providing for annual payments of no more than $500,000 (provided, however, that the Company may, without the consent of Parent or Merger Sub, renew any existing Material Contract on substantially the same terms or terms more favorable to the Company and enter into general contractor contracts for the construction of new restaurants), and (ii) not allow any Material Permit to lapse or otherwise fail to take any action required by any Material Permit to remain valid and in full force and effect;
               (ix) not (i) sell, assign, transfer or otherwise dispose of any Material Leased Real Property or Owned Real Property (other than build-to-suit arrangements), (ii) amend or terminate any of the Material Real Property Leases or enter into any new lease, sublease or other occupancy agreement (provided, however, that the Company may, without the consent of Parent or Merger Sub, enter into a non-binding agreement for real estate or amend a Material Real Property Lease in the ordinary course of business consistent with past practice) or (iii) acquire any real property;
               (x) not incur any Funded Indebtedness, other than trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business consistent with past practice;
               (xi) not (i) settle or compromise any Litigation (other than Litigation that is settled or compromised for an amount equal to or less than $250,000 and does not restrict the Company Group’s conduct of business in any manner) or (ii) initiate any Litigation in a court of law with respect to claims of infringement against any Group Company IP Rights;

               (xii) except as required by applicable law or by written agreement (including an existing Employee Benefit Plan) existing on the date of this Agreement (a true and complete copy of which has been disclosed or made available to Parent), not (A) increase salaries, bonuses, or other compensation payable to or to become payable to any director, officer, or employee of any Group Company, other than in the ordinary course of business consistent with past practice and not involving any officer of a Group Company (provided that the Company may pay transaction bonuses to employees of the Group Companies in an amount not to exceed $2 million in the aggregate), (B) increase, grant or pay any severance, retention or termination payment to (or amendment to any such existing arrangement with) any current or former director, officer, or employee of any Group Company, except for severance payments to non-executive officers and employees in the ordinary course of business (C) establish, adopt or amend any employment, retention, change in control, deferred compensation, bonus, equity, pension or similar plan or agreement covering any director, officer or employee of any Group Company, or (D) accelerate the vesting or payment of, or funding or in any other way secure the payment, compensation or benefits under any Employee Benefit Plan other than, with respect to acceleration of vesting only, pursuant to the Company’s option plan in effect as of the date hereof;
               (xiii) not make or change any material Tax election, not change any annual Tax accounting period, not adopt or change any method of Tax accounting, not amend any material Tax Returns or file any claims for material Tax refunds, not enter into any material closing agreement, not settle any material Tax claim, audit or assessment or not surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or
               (xiv) not agree in writing or otherwise to do anything contained in this Section 5.1.
     Section 5.2 Tax Matters.
          (a) The Sellers shall be entitled to any actual refund of income taxes or actual credit for overpayment of income taxes (including any interest paid thereon) (a “Tax Refund”) of the Company or any of its Subsidiaries for any Pre-Closing Tax Period to the extent provided in this Section 5.2(a). Within five (5) Business Days after receipt by Parent or the Surviving Entity or any of its Subsidiaries of any Tax Refund to which the Sellers are entitled under this Section 5.2(a), Parent or the Surviving Entity shall, or shall cause the applicable Subsidiary to, deliver and pay over, by wire transfer of immediately available funds, such Tax Refunds to the Representative (on behalf of the Sellers), less any reasonable out-of-pocket expenses incurred in connection with obtaining such Tax Refund and less any Taxes incurred by Parent, the Surviving Entity or any of its Subsidiaries in connection with the receipt or accrual of such Tax Refund. Parent will, and will cause the Surviving Entity and its Subsidiaries to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Company or any of its Subsidiaries to receive and obtain all Tax Refunds to which any such Person is entitled and which would give rise to a payment to the Sellers under this Section 5.2(a). None of Parent or the Surviving Entity shall, or shall permit any of their respective Subsidiaries to, voluntarily forfeit, fail to collect or otherwise minimize any Tax Refund which would give rise to a payment to the Sellers under this Section 5.2(a). Notwithstanding any other provision of this Agreement, (x) Parent shall have the right to determine (in its reasonable discretion) the content of any Tax Return filed or refund claim made after Closing (other than as to the election to carryback an available Tax benefit), (y) Sellers shall not be entitled to any Tax Refund taken into account in computing Net Working Capital or to the extent such Tax Refund is attributable to a change or adjustment that results in an increase in other Taxes or to the extent such Tax Refund is attributable to a carryback from a Post-Closing Tax Period to a Pre-Closing Tax Period, and (z) Parent and the Surviving Entity (and not the Sellers) shall be entitled to the benefits of any Tax benefit carryforward or carryover from a Pre-Closing Tax Period to a Post-Closing Tax Period (including any such Tax benefit carryforward or carryover arising from the consummation of the transactions contemplated by this Agreement) and no payment shall be required to be made to the Sellers pursuant to this Section 5.2(a) or otherwise related to any such Tax benefit carryforward or carryover.
          (b) No later than thirty (30) days prior to the expected filing of any Tax Return or making of any claim of refund with respect to any of the Group Companies for a Pre-Closing Tax Period and any Straddle Period, Parent shall deliver a copy of any such Tax Return or claim of refund to the Representative. During the following ten (10) day period, Parent shall consult with the Representative regarding the content of such Tax Return or claim of refund and shall consider any comments provided by the Representative during such period, provided, however, that the preparation (including the ultimate content of any such Tax Return or claim of refund) and filing of any such Tax Return or claim of refund shall in all cases be determined by Parent in its reasonable discretion (other than as to the election to carryback an available Tax benefit).
          (c) Notwithstanding any other provision of this Agreement but without duplication, the amount otherwise required to be paid under Section 5.2(a) shall be reduced to the extent that, at the time of such payment, the Company or any of its Subsidiaries owes (or paid after the open of business on the Closing Date) Taxes for any Pre-Closing Tax Period which were not taken into account in computing Net Working Capital.
          (d) To the extent permitted by law, any payment made pursuant to Section 2.9(c), Section 5.2(a), or Section 8.2 shall be treated as an adjustment to the Purchase Price for tax reporting purposes.
          (e) Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid (or cause to be paid) by Parent and the Surviving Entity. Each of Sellers, Parent and the Surviving Entity shall cooperate with respect to the preparation and timely filing of any Tax Returns with respect to Transfer Taxes.
          (f) Withholding. For the avoidance of doubt (but without limiting the generality of Section 2.8(e)), (i) unless (prior to the Effective Time) the Company has delivered to Parent a certificate (signed under penalties of perjury) pursuant to Treasury Regulation Section 1.1445-2(c)(3) that an interest in the Company is not a U.S. real property interest as defined in Section 897(c) of the Code (taking into account the holding period of each Seller), Parent and the Company (as the case may be) shall withhold under Section 1445 from any payments made to any Seller in accordance with the Merger Agreement that has not (prior to the Effective Time) delivered to Parent a certificate that such Seller is not a “foreign person” within the meaning of

Section 1445(f)(3) of the Code in accordance with Treasury Regulation Section 1.1445-2(b) and (ii) in the case of any Seller that does not deliver a proper IRS Form W-9, except to the extent the Representative establishes to the reasonable satisfaction of Parent and the Company that the amount payable to such Seller in accordance with the Merger Agreement is not governed by Section 302(d) of the Code, the Parent and the Company shall withhold under Section 1441 or 1442 of the Code (as the case may be) from such payment.
          (g) Notwithstanding the prior sentence but except as otherwise required by law (including section 1445 of the Code): if the Company does not provide the certificate described in Section 5.2(f)(i) above (that an interest in the Company is not a U.S. real property interest) prior to the Effective Time, then (1) any portion of the Estimated Purchase Price payable to a Seller that has not delivered the certificate set forth in clause (i) above stating that such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code in accordance with Treasury Regulation Section 1.1445-2(b) shall be deposited into escrow and will not be released to such Seller until such time as (x) a certificate described in Section 5.2(f)(i) has been duly and properly delivered to Purchaser or (y) such Seller notifies Purchaser and the applicable escrow agent that no such certificate will be provided and (2) upon either event, funds shall be released to the applicable Seller, less, in the case of (y) above, any withholding required by Section 1445 of the Code. The preceding sentence shall apply only if (i) Purchaser and the applicable Seller reasonably agree to the terms of such escrow and (ii) Purchaser determines in its reasonable discretion that application of the preceding sentence will not have any adverse impact on the purchaser or any of its affiliates. Purchaser shall use its commercially reasonable efforts to make the determination, as promptly as practicable but in any event prior to the start of the Marketing Period, set forth in clause (ii) of the previous sentence and, if Purchaser determines that the arrangement described above would have an adverse impact on purchaser or any of its affiliates, Purchaser will work with the Company in good faith to structure an alternative arrangement that allows the Purchaser to avoid withholding from proceeds payable to any Seller under section 1445 of the Code while the Company is working to determine whether it can deliver the certificate described in Section 5.2(f)(i) above (that an interest in the Company is not a U.S. real property interest).
     Section 5.3 Access to Information
     From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Parent and Merger Sub, the Commitment Parties (as defined in the Debt Commitment Letter) and their counsel, financial advisors, auditors and other authorized representatives during normal business hours reasonable access to all offices, properties, books and records of the Group Companies, including all information relating to the assets and properties of the Group Companies (in a manner so as to not interfere unreasonably with the normal business operations of any Group Company). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Parent and Merger Sub agree that each shall be bound by the Confidentiality Agreement to the same extent as Guarantor.

          Section 5.4 Efforts to Consummate. Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6). Each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within seven (7) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the foregoing, (i) the Company, Parent and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto, and (ii) Parent and Merger Sub agree to take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company after the Closing or any entity, facility or asset of Parent or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements. All HSR Act filing fees shall be borne by Parent.
          (b) Without limiting the generality of the foregoing, from and after the execution of this Agreement, the Company shall use reasonable best efforts to cooperate with Parent and Merger Sub (including, promptly upon Parent’s written request, supplying information known to the Company and, after the execution of this Agreement, executing and/or filing all documents as may be necessary or requested) to provide to any third party or Governmental Entity any required notice of, and any information related to, the transactions contemplated by this Agreement and to obtain any required consent from any third party or Governmental Entity, in each case to the extent necessary or advisable to provide for the continued validity, use and effectiveness of any contract, agreement, liquor license or other regulatory license held by the Group Companies after the Closing in substantially the same manner as would be available to the Group Companies had the Closing not occurred.
          (c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
          Section 5.5 Indemnification; Directors’ and Officers’ Insurance. Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Merger and shall continue in full force and effect for a period of six years and that the Group Companies will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Merger. To the maximum extent permitted by applicable law, such indemnification shall be mandatory rather than permissive, and the Surviving Entity shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date for a period of six years in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable law.
          (b) Parent shall cause the Surviving Entity to, and the Surviving Entity shall, purchase and maintain in effect beginning on the Closing and for a period of six years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Surviving Entity may substitute therefor policies containing terms and conditions which are, in the aggregate, not less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
          (c) The directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Entity.
     Section 5.6 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not take, nor shall it permit any of its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Group Companies, other than upon the exercise of outstanding options and other than non-

material assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that each of Parent and Merger Sub hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 5.6.
     Section 5.7 Documents and Information. After the Closing Date, Parent and the Surviving Entity shall, and shall cause the Surviving Entity and its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Representative (at Representative’s expense) during normal business hours of the Surviving Entity or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent, the Surviving Entity or any of its Subsidiaries, without first advising the Representative in writing and giving the Representative a reasonable opportunity to obtain possession thereof.
     Section 5.8 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement (other than in connection with patronage at Company restaurants) without the prior consent of the Company (not to be unreasonably withheld or delayed).
     Section 5.9 Employee Benefits Matters. During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Parent shall provide the salaried employees of each Group Company who continue to be employed by a Group Company with the same base salary (excluding employee benefits, equity, incentive and bonus arrangements) as provided to such employees immediately prior to the Closing Date. Parent further agrees that, from and after the Closing Date, Parent shall or shall cause each Group Company to grant all of its employees credit for any service with such Group Company credited prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Entity or any of its Subsidiaries on or after the Closing Date (the “New Plans”). In addition, Parent shall (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that provide medical, dental or vision benefits to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Parent agrees that the Surviving Entity shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. Effective as of the Effective Time, the Surviving Corporation hereby expressly assumes those agreements set forth in Schedule 5.9 and agrees to perform the obligations of the Company thereunder in accordance with the terms and conditions thereof.
     Section 5.10 Financing.
          (a) Subject to the terms and conditions of this Agreement (including Section 5.10(e) hereof), each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters and any related Fee Letter (taking into account the anticipated timing of the Marketing Period) and, without the consent of the Company, shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Letters or any related Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Letters, or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing Date, (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (z) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Equity Financing Letter when required pursuant to Section 10.16(b) of this Agreement or the definitive agreements with respect thereto. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Debt Commitment Letter and any related Fee Letter to (i) add or replace lender(s) (and Affiliates of such additional lender(s)) as a party thereto or (ii) make such other changes that would not adversely impact the ability of Parent to consummate the transactions contemplated hereby on the terms contained herein. Any reference in this Agreement to (A) “Financing” shall include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 5.10 and (B) “Financing Letters” or “Debt Commitment Letter” shall include such documents as amended or modified in compliance with this Section 5.10(a).
          (b) Subject to the terms and conditions of this Agreement (including Section 5.10(e) hereof), each of Parent and Merger Sub shall use its reasonable best efforts (taking into account the anticipated timing of the Marketing Period) (i) to maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof, (ii) to negotiate and enter into all definitive agreements with respect to the Financing contemplated by the Financing Letters on the terms and conditions (including the flex provisions) contained in the Financing Letters and any related Fee Letter, (iii) to satisfy all conditions to such definitive agreements that are applicable to Parent and Merger Sub that are within their control and consummate the

Financing at or prior to the Closing, (iv) to comply with its obligations under the Financing Letters and any related Fee Letter and (v) to assist the Company in receiving ratings from S&P and Moody’s. For the avoidance of doubt, Parent shall be responsible for timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information to be delivered by the Company pursuant to Section 5.12.
          (c) Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing (provided that the Fee Letter may be redacted as contemplated by Section 4.5(b)). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any Financing Letters or definitive document related to the Financing of which Parent and Merger Sub become aware and (y) of the receipt by Parent or Merger Sub of any notice or other communication from any Financing source with respect to any (A) breach, default, termination or repudiation by any party to any Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Letters or any definitive document related to the Financing. As soon as reasonably practicable, but in any event within five days of the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence. Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 5.11; provided that in no event shall Parent be required to reimburse the Company for any such costs and expenses in excess of $250,000.
          (d) Subject to the terms and conditions of this Agreement (including Section 5.10(e) hereof), if all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources on terms and conditions not less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Debt Commitment Letter and any related Fee Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which (together with any related fee letter) shall be promptly provided to the Company; provided that neither Parent nor Merger Sub shall be required to execute any New Debt Commitment Letter or arrange for such Alternate Debt Financing (x) on terms and conditions (including flex provisions) which are less favorable (unless otherwise determined by Parent), in the aggregate, to Parent and Merger Sub than those included in the Debt Commitment Letter that such New Debt Commitment Letter is replacing or (y) if the covenant package in such New Debt Commitment Letter or such Alternative Debt Financing is less favorable, in the aggregate, than the covenant package in the bridge facility referenced in the Debt Commitment Letter). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.
          (e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.10 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing to enforce its respective rights under the Financing Letters, except that Parent shall seek enforcement of the Equity Financing Letter solely if the Company seeks and is granted a decree of specific performance after all conditions to the granting therefor set forth in Section 10.16(b) of this Agreement have been satisfied, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Letter or (iii) pay any fees in excess of those contemplated by the Financing Letters (whether to secure waiver of any conditions contained therein or otherwise).
     Section 5.11 Financing Cooperation.
          (a) Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the officers, employees, representatives and advisors of the Company and each of its Subsidiaries to, provide to Parent the following cooperation and such cooperation as is reasonably requested by Parent in connection with the Debt Financing and the Debt Payoff to assist Parent in causing the conditions in the Debt Financing Letters to be satisfied:
     (i) participate in, and having their senior officers participate in, upon reasonable prior notice by Parent, a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;
     (ii) assist with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Financing including the syndication thereof (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters);
     (iii) execute and deliver any pledge and security documents and intercreditor agreements, guarantees, indentures, currency or interest hedging arrangements, other definitive financing documents, a certificate of the chief financial officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent reasonably required in connection with the Financing, and other certificates or documents and legal opinions as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (provided that such documents will not take effect until the Effective Time);
     (iv) furnish Parent and its Financing sources as promptly as practicable with (A) audited (which audit shall be unqualified) consolidated balance sheets and related statements of income and cash flows of the Company for the its 2010 fiscal year, (B) within 30 days of each fiscal month ended after close of its most recent fiscal quarter, unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each such fiscal month, as prepared in the ordinary course of business and consistent with past practice, (C) all financial statements, pro forma financial information, financial data, audit reports and other information (other than information for which the Company is dependent upon information to be provided by Parent to the Company in order to prepare such financial statements and projections, unless such information is provided to the Company by Parent within five (5) Business Days of receipt of notice by Parent from the Company that such information is required) regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of the Company (including for Parent’s preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield notes under Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, shall not include any financial statements required by Rule 3-10 or 3-16 of Regulation S-X or any Compensation, Discussion and Analysis required by Regulation S-K Item 402(b)) or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in SAS 100, (D) a detailed business plan or projections of the Company for the Company’s fiscal years 2011 through 2018 and for the four quarters beginning with the first fiscal quarter of the Company’s fiscal year 2011, in each case in form and substance satisfactory to Parent (it being understood and agreed that, (i) on or prior to the date hereof, the Parent has provided the Commitment Parties (as defined in the Debt Commitment Letter) with copies of such projections through 2015 and such projections, through 2015, are in form and substance reasonably satisfactory to the Commitment Parties, and (ii) the Company’s obligations under this clause (D) are satisfied, subject only to the requirement to supplement such projections through 2018 if and as required under the Agreement), and (E) authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing customary representations (all such information in this clause (iv), the “Required Information”);
     (v) use reasonable best efforts to cooperate with Parent and Parent’s efforts to obtain customary and reasonable accountants’ comfort letters (drafts of which are delivered no later than the first day of the Marketing Period which such accountants are prepared to deliver upon completion of customary procedures), corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys, and title insurance as reasonably requested by Parent;
     (vi) take all actions reasonably necessary to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing;
     (vii) enter into one or more credit or other agreements or indentures on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by the Company or any Company Subsidiary are contemplated by the Debt Commitment Letter;
     (viii) at the Company’s option, take or appoint a representative of Parent to take all corporate actions, subject to the concurrent occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing; and
     (ix) request customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens under the Credit Facilities and any other Funded Indebtedness to be extinguished on the Closing Date (the “Debt Payoff”);
provided that (v) nothing herein shall require such cooperation to the extent it would require the Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent, or give any indemnities that are effective prior to the Effective Time, (w) nothing herein shall require such cooperation from the Company or its Subsidiaries to the extent it would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (x) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time, (y) the Company shall not be deemed in breach of its obligations pursuant to clause (iii) of this Section 5.11(a) for failure to deliver the certificate with respect to solvency referred to in such clause (iii) solely to the extent that (A) the failure to deliver such certificate resulted from (I) any actual or anticipated principal amount of indebtedness in respect of the Debt Financing in excess of any amount contemplated by, the Debt Commitment Letter and the Fee Letter (including any flex provisions described therein, in each case in effect on the date hereof), (II) any actual or anticipated amount of original issue discount or upfront fees in lieu thereof applied to the Debt Financing being in excess of the maximum amount of original issue discount or upfront fees in lieu thereof that may be imposed pursuant to the terms of the Debt Commitment Letter and Fee Letter (including any flex provisions described therein, in each case in effect on the date hereof), in each case as in effect on the date hereof, (III) any actual or anticipated aggregate fees payable in respect of the Debt Financing being in excess of the maximum aggregate fees payable in respect of the Debt Financing pursuant to the Debt Commitment Letter and Fee Letter (including any flex provisions described therein, in each case in effect on the date hereof), in each case as in effect on the date hereof, (IV) any actual or anticipated weighted-average cost applicable to the Debt Financing being in excess of the maximum weighted-average costs applicable to the Debt

Financing pursuant to the Debt Commitment Letter and Fee Letter (including any flex provisions described therein, in each case in effect on the date hereof), in each case as in effect on the date hereof, or (V) the amount and timing of debt service payments in respect of the Debt Financing (including, as applicable, any senior notes) and any other indebtedness first incurred by the Company or any of its Subsidiaries on the Closing Date at the written direction of Parent or Merger Sub or as a result of the Merger, or at any time after the Effective Time, or able to be incurred under facilities or other financing arrangements first entered into (including through assumption or guarantee) by the Company or any of its Subsidiaries on the Closing Date at the written direction of Parent or Merger Sub or as a result of the Merger, or at any time after the Effective Time, being materially less favorable to the Company and its Subsidiaries than those applicable to the Debt Financing as set forth in the Debt Commitment Letter and Fee Letter (including any flex provisions thereunder), in each case as in effect on the date hereof, and (B) any of the foregoing described in clauses (A)(I) — (A)(IV) resulted from an amendment to or modification, waiver or replacement of the Debt Commitment Letter or Fee Letter (in each case as in effect on the date hereof) (with it being understood and agreed, for the avoidance of doubt, that no exercise of any or all flex terms contained in the Debt Commitment Letter or Fee Letter (in each case as in effect on the date hereof) shall be considered an amendment, modification, waiver or replacement for purposes of this clause (y)) and (z) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing (1) need not be issued by the Company or any of its Subsidiaries and (2) shall contain disclosure and pro forma financial statements reflecting the Surviving Entity and/or its Subsidiaries as the obligor.
          (b) The Company, its Affiliates and their respective officers, advisors and representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, the Debt Payoff, and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf the Company or any of its Affiliates) to the fullest extent permitted by applicable law, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties were caused by the gross negligence or willful misconduct of the Company, its Affiliates or their respective officers, advisors and representatives.
          (c) The Company hereby (i) agrees to deliver to Parent prior to the commencement of the Marketing Period electronic versions of the trademarks, service marks and corporate logos of the Group Companies for use in marketing materials for purposes of facilitating the syndication of the Debt Financing and (ii) consents to the use of its and its Subsidiaries’ trademarks, service marks and corporate logos in connection with the Financing; provided that such trademarks, service marks and corporate logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
          (d) All non-public or other confidential information provided by the Company or any of its officers, employees, representatives or advisors pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement,

Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective officers, employees, representatives and advisors in connection with the Financing so long as such Persons agree to be bound by the Confidentiality Agreement or other customary confidentiality undertaking reasonably satisfactory to the Company and of which the Company shall be a beneficiary.
               (e) It is acknowledged and agreed that the Debt Financing may include senior notes (which may be secured) in lieu of a senior bridge facility and, as applicable, such senior notes shall be deemed part of the Debt Financing and Financing for all purposes of this Agreement.
          Section 5.12 Consolidated EBITDA Certificate. Within two (2) Business Days of receipt of the financial statements referred to in Section 5.11(a)(iv)(A), the Company shall deliver to Parent and Merger Sub a certificate executed by the Chief Financial Officer of the Company (the “Consolidated EBITDA Certificate”) setting forth Consolidated EBITDA for the fiscal year ended August 1, 2010, based upon the financial statements referred to in Section 5.11(a)(iv)(A) and in accordance with the definition of Consolidated EBITDA.
          Section 5.13 Section 280G. Prior to the Effective Time, the Company shall, with respect to such payments and/or benefits that are reasonably likely to, separately or in the aggregate, without regard to the measures described herein, constitute “parachute payments” (within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulation thereunder (“Section 280G Payments”)), use its reasonable best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, including exerting its reasonable best efforts to obtain waivers, such that no portion of the Section 280G Payments will constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Company shall forward to Parent prior to submission to the Company’s stockholders copies of all material documents prepared by the Company in connection with this Section 5.13.
          Section 5.14 Build-To-Suit Arrangements. As promptly as practicable upon receipt by the Surviving Entity or any of its Subsidiaries of any cash advance made by the Company or any of its Subsidiaries prior to Closing in respect of “build-to-suit” arrangements for the unopened Logan’s Roadhouse restaurant located in Tulsa, Oklahoma, the Surviving Entity shall pay the amount of such returned cash advance to the Representative, in an amount not to exceed $1.6 million, by wire transfer of immediately available funds, for the benefit of Sellers.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 6.1 Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:
          (a) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

          (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.
     Section 6.2 Other Conditions to the Obligations of Merger Sub and Parent. The obligations of Merger Sub and Parent to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by Merger Sub and Parent of the following further conditions:
          (a) the representations and warranties of the Company set forth in Article 3 hereof (other than those set forth in Sections 3.1, 3.2 and 3.3) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and (ii) to the extent that the failure of such representations and warranties to be true and correct as of such dates has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Company Material Adverse Effect, and words of similar effect, contained in such representations and warranties shall not be given effect other than those set forth in clause (i) of Section 3.7);
          (b) the representations and warranties of the Company set forth in Section 3.1 and Section 3.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;
          (c) the representations and warranties of the Company set forth in Section 3.2 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date;
          (d) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;
          (e) prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:
               (i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) are satisfied;
               (ii) a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

               (iii) written resignations of each of the directors of each Group Company;
          (f) the Escrow Agreement shall have been executed by the Representative;
          (g) with respect to each holder of Closing Date Funded Indebtedness, the Company shall have received and provided Parent with a copy of pay-off letter(s) in a form reasonably acceptable to Parent from such holders of Closing Date Funded Indebtedness.
     Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver by the Company and the Representative of the following further conditions:
          (a) the representations and warranties of Merger Sub and Parent set forth in Article 4 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;
          (b) Merger Sub and Parent shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;
          (c) prior to or at the Closing, each of Parent and Merger Sub shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:
               (i) a certificate of an authorized officer of Parent and an authorized officer of Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and
               (ii) a certified copy of the resolutions of Parent’s board of directors (or other governing body) and Merger Sub’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and
          (d) the Escrow Agreement shall have been executed by Parent.
     Section 6.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 5.4.

ARTICLE 7
TERMINATION
     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of Parent and the Company;
          (b) by Parent, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation shall have become untrue after the date of this Agreement, which breach or failure to be true (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following receipt of written notice from the Parent of such breach or (B) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if it or Merger Sub is then in material breach of any of their representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b);
          (c) by the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii)(x) cannot be cured by Parent or Merger Sub prior to the Termination Date or (y) if capable of being cured, shall not have been cured (1) within 30 calendar days following receipt of written notice from the Company of such breach or (2) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) or Section 6.2(d); provided, further, that any termination of this Agreement under Section 7.1(d) or Section 7.1(e) shall be deemed to be a termination under this Section 7.1(c) if the Company were entitled to terminate this Agreement under this Section 7.1(c) at the time of such termination;
          (d) by Parent, if the Merger shall not have been consummated on or prior to December 13, 2010 (the “Termination Date”), unless the failure to consummate the Merger is the result of a breach by Parent or Merger Sub of its representations, warranties, obligations or covenants under this Agreement;
          (e) by the Company, if the Merger shall not have been consummated on or prior to the Termination Date, unless the failure to consummate the Merger is the result of a breach by either Sellers or the Company of its representations, warranties, obligations or covenants under this Agreement;

          (f) by the Company, if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions which are to be satisfied by actions taken at the Closing), the Company has given notice to Parent in writing that it is prepared to consummate the Closing and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2; provided that any termination of this Agreement under Section 7.1(d) or Section 7.1(e) shall be deemed to be a termination under this Section 7.1(f) if the Company were entitled to terminate this Agreement under this Section 7.1(f) at the time of such termination; or
          (g) by Parent, (i) on or after November 1, 2010, if the Company has not prior to such date delivered to Parent and Merger Sub the Consolidated EBITDA Certificate required to be delivered pursuant to Section 5.12 of this Agreement or (ii) on or prior to the 10th day after delivery to Parent and Merger Sub of the Consolidated EBITDA Certificate, if such Consolidated EBITDA Certificate states that the Adjusted Consolidated EBITDA is less than $67,500,000 (such certificate, an “Insufficient EBITDA Certificate”); provided that if Parent does not receive a Consolidated EBITDA Certificate on or prior to November 1, 2010 or receives an Insufficient EBITDA Certificate and in either case does not terminate this Agreement pursuant to this Section 7.1(g) on or prior to the 10th day after receipt by Parent of the Consolidated EBITDA Certificate, then the provision of this Section 7(g) shall cease to have any force or effect with respect to such failure to deliver such a Consolidated EBITDA Certificate when required or the Insufficient EBITDA Certificate, as applicable;
          (h) by either Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 7.1(h) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction.
     Section 7.2 Effect of Termination.
          (a) In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 7.2, Article 9, Article 10 and the last sentence of Section 5.3, and (b) any liability of any the Company for any willful breach of this Agreement prior to such termination.
          (b) In the event that this Agreement is terminated or deemed terminated pursuant to Section 7.1(c) or is terminated or deemed terminated pursuant to Section 7.1(f), then Parent shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to the Company or its designees an amount equal to $20,000,000 (the “Parent Fee”) by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion); provided that any purported termination of this Agreement under Section 7.1(d) or Section 7.1(e) shall be deemed to be a termination under Section 7.1(c) or Section 7.1(f) if the Company would be entitled to terminate this Agreement under Section 7.1(c) or Section 7.1(f), respectively, at the time of such intended termination. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Parent Fee or expanding the circumstances in which the Parent Fee is to be paid, it is agreed that the Parent Fee is a liquidated damage, and not a penalty, and the payment of such Parent Fee in the circumstances specified herein is supported by due and sufficient consideration (including the fact that the Per Share Common Payment, the Per Share Preferred Payment and the Option Payment would not be paid to the holders of Company Shares or the holders of Company Options at the Closing).
          (c) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated (or deemed to have been terminated) pursuant to Section 7.1(c) or terminated (or deemed to have been terminated) pursuant to Section 7.1(f), the Company’s receipt of the Parent Fee from Parent pursuant to this Section 7.2, and the guarantee of such obligations pursuant to the Limited Guaranty, shall be the sole and exclusive remedy of the Group Companies against (w) Parent, Merger Sub, or Guarantor, (x) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or Guarantor, (y) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any Person named in clause (w) or (x) of this Section 7.2(c), and (z) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (the Persons described in clauses (w), (x), (y) and (z), collectively, the “Parent Group”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated.
          (d) Notwithstanding anything herein to the contrary, if Parent and Merger Sub fail to effect the Closing for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then except for an order of specific performance as and only to the extent expressly permitted by Section 10.16(b), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent Group for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided, in Section 7.1(c) or Section 7.1(f) and receive payment of the Parent Fee and only to the extent provided in, Section 7.2(b) or, with respect to such obligation, the Limited Guaranty, as applicable. Upon payment of the Parent Fee, no Person shall have any rights or claims against any of the Parent Group under this Agreement, the Limited Guaranty, the Financing Letters or otherwise, whether at law or equity, in contract in tort or otherwise, and no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (including the Financing) and the Company agrees to cause any action pending in connection with this Agreement or any of the transactions contemplated hereby (including any Action related to the Financing, the Equity Commitment Letter, the Debt Commitment Letter the Limited Guaranty) by any member of the Company Group against Parent, Merger Sub or any member of the Parent Group to be dismissed with prejudice promptly, and in any event within five (5) Business Days thereafter. In no event shall any member of the Company Group seek or permit to be sought on behalf of any member of the Company Group any damages from, or otherwise bring any action against, any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including any action related to the Financing, the Equity Commitment Letter, the Debt Commitment Letter the Limited Guaranty), other than an action to recover payment of the Parent Fee when permitted and to the extent set forth in Section 7.2(b) or for specific performance solely under the circumstances and as specifically set forth in Section 10.16(b). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the circumstances and as specifically set forth in Section 10.16(b). Nothing in this Section 7.2(d) shall in any way expand or be deemed or construed to expand the circumstances in which Parent, Merger Sub or any other member of the Parent Group may be liable under this Agreement or any of the transactions contemplated hereby (including the Financing).
          (e) With it being acknowledged and agreed that, except for the payment by Parent or Merger Sub of the Parent Fee, when required and to the extent set forth Section 7.2(b) or payment by the Guarantors pursuant to the Limited Guaranty when required and to the extent set forth therein, none of Parent, Merger Sub nor any member of the Parent Group shall have any liability for any damages to the Company or any member of the Company Group in connection with this Agreement or the transactions contemplated hereby, in no event shall any party hereto nor any member of the Parent Group be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby (including the Financing and the Financing Letters).
          (f) The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Parent fails to promptly pay the Parent Fee pursuant to Section 7.2(b) and, in order to obtain such payment, the Company commences Litigation that results in a judgment against Parent for the Parent Fee or any portion thereof, Parent shall pay to the Company its documented reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION
     Section 8.1 Survival of Representations and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in Article 3 and Article 4, or in any certificate delivered pursuant to Section 6.2(e)(i) or Section 6.3(c)(i), shall survive the Closing until the date that is thirty (30) days after delivery to Parent of the Company’s audited financial statements for its 2011 fiscal year (the “Survival Period Termination Date”); provided, that the right to be indemnified with respect to any matter, notice of which was provided prior to the Survival Period Termination Date, shall survive until such matter is finally resolved. All covenants set forth herein shall survive the Closing in accordance with their respective terms.

     Section 8.2 General Indemnification.
          (a) Subject to the other provisions of this Article 8, prior to the Closing the Company shall, and after the Closing each Seller shall (severally but not jointly based on each Seller’s Percentage Interests), indemnify, defend and hold each of Parent, Merger Sub and/or their respective officers, directors, employees, Affiliates and/or agents (each a “Purchaser Indemnitee”) harmless from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (“Loss”) actually incurred as a result of (i) any breach of any representation or warranty made by the Company (A) contained in Article 3 or (B) in any certificate or other instrument or document delivered by the Company to Parent and Merger Sub pursuant to this Agreement, and (ii) any breach by the Company (prior to Closing) of any of its covenants or agreements contained herein which are to be performed on or before the Closing Date.
          (b) Subject to the other provisions of this Article 8, Parent and Merger Sub shall, and after the Closing shall cause the Surviving Entity to, indemnify, defend and hold Sellers and their respective Affiliates, officers, directors, employees, and agents (each a “Seller Indemnitee”) harmless from any Loss actually incurred as a result of (i) any breach of any representation or warranty made by Parent or Merger Sub (A) contained in Article 4 or (B) in any certificate or other instrument or document delivered to the Company or the Representative pursuant to this Agreement, (ii) any breach by Parent of any of its covenants or agreements contained herein and (iii) any breach by the Surviving Entity (including by way of being the successor of Merger Sub and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Entity after the Closing Date.
          (c) The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof).
     Section 8.3 Third Party Claims. (a) If a claim, action, suit or proceeding by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 8.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 8, such Indemnified Party shall promptly give a Notice of Claim to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced thereby. The Responsible Party shall have twenty (20) days after receipt of such notice to assume the conduct and control, at the expense of the Responsible Party so long as the Responsible Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim (subject to the limitations set forth in this Article 8), of the settlement or defense thereof, and the Indemnified Party shall, at its sole cost and expense, reasonably cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within twenty (20) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless (x) such settlement, compromise or discharge does not involve any finding or admission of any violation of law or admission of any wrongdoing by the Indemnified Party and (y) the Responsible Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the Company, (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim and (iv) such settlement would not, and would not reasonably be expected to, affect adversely the Indemnified Party’s Tax liability.
          (b) All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Parent and the Surviving Entity (or a duly authorized representative of such party) shall (and shall cause the Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
     Section 8.4 Limitations on Indemnification Obligations. The rights of the Purchaser Indemnitees and Seller Indemnities to indemnification pursuant to the provision of Section 8.2(a) or Section 8.2(b), as applicable, are subject to the following limitations:
          (a) the amount of any and all Losses shall be determined net of any amounts recovered by the Purchaser Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder;
          (b) the Purchaser Indemnitees and Seller Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 8.2(a) or Section 8.2(b), as applicable, unless such Loss equals or exceeds $100,000; provided, that for all purposes of this Article 8, other than with respect to the representations and warranties set forth in Section 3.4(c)(ii) and Section 3.4(d), any qualification of any representations and warranties by reference to the materiality of or Company Material Adverse Effect relating to the matters stated therein, or words of similar effect, shall be disregarded in determining any breach thereof or the amount of any Loss arising therefrom;

          (c) the Purchaser Indemnitees and Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 8.2(a) or Section 8.2(b), as applicable, until the total amount which the Purchaser Indemnitees or Seller Indemnitees, as applicable, would recover under Section 8.2(a) (as limited by the provisions of Sections 8.4(a), (b) and 10.13), but for this Section 8.4(c), exceeds $3,000,000 (the “Threshold”), in which case the Purchaser Indemnitees or Seller Indemnitees, as applicable, shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein (provided that recoveries made with respect to any breach that constitutes actual fraud (which for purposes of clarity, shall be intentional and knowing) shall neither be limited by, nor applied toward, the Threshold);
          (d) at any given time the remaining portion of the Indemnity Escrow Amount shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 8.2(a), and in no event shall the Purchaser Indemnitees be entitled to recover more than Indemnity Escrow Amount pursuant to Section 8.2(a) in the aggregate (provided that recoveries made with respect to any breach of a representation that constitutes actual fraud (which for purposes of clarity, shall be intentional and knowing) shall not be so limited;
          (e) the Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 8.2(a) for any Loss to the extent that (i) prior to the date hereof the Group Companies recorded a reserve in their consolidated books and records with respect to such Loss, (ii) such Loss was taken into account in the Purchase Price as finally determined pursuant to Section 2.9(b), (iii) the Purchaser Indemnitees could have, with commercially reasonable efforts, mitigated or prevented such Loss and (iv) to the extent such Loss was actually taken into account in calculation of Consolidated EBITDA as set forth on the Consolidated EBITDA Certificate; and
          (f) in no event shall Sellers’ aggregate liability for Losses hereunder exceed the Purchase Price (including, for purposes of clarity, with respect to any breach that constitutes actual fraud). For avoidance of doubt, any recoveries by the Purchaser Indemnitees from the Escrow Funds shall be included in calculating whether the aggregate Sellers’ aggregate liability for Losses hereunder exceeds the Purchase Price.
Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the Escrow Funds are reduced to zero, the Purchaser Indemnitees shall have no further rights to indemnification under Section 8.2 (other than with respect to any breach of a representation that constitutes actual fraud (which for purposes of clarity, shall be intentional and knowing)) or payment under Section 2.9(c). In any case where a Purchaser Indemnitee recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Purchaser Indemnitee was indemnified pursuant to Section 8.2, such Purchaser Indemnitee shall promptly return to the Escrow Account or, if the Escrow Agreement has expired, promptly pay over to the Representative (on behalf of Sellers) the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Purchaser Indemnitee in procuring such recovery), but not in excess of any amount previously so paid to or on behalf of such Purchaser Indemnitee in respect of such matter.
     Section 8.5 Subrogation. If a Responsible Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Responsible Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy or otherwise against or with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder). Promptly following such Responsible Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.
     Section 8.6 The Representative. The parties hereto acknowledge and agree that LRI Acquisition, LLC (in its capacity as the Representative) is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that the Representative shall have no liability to, and shall not be liable for any Losses of, any party hereto or to any Purchaser Indemnitee in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of gross negligence or willful misconduct by the Representative in connection with the performance of its obligations hereunder or under the Escrow Agreement.
     Section 8.7 Exclusive Remedy. Except (i) in the case of fraud, (ii) with respect to the matters covered by Section 2.9, Section 5.2 or Section 7.2(b) and (iii) in the case where a Party seeks to obtain specific performance pursuant to Section 10.16, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this ARTICLE 8 shall be the sole and exclusive remedy for the parties hereto with respect to any matter in any way arising from or relating to this Agreement or its subject matter. Subject to the foregoing, to the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, from and after the Closing, whether under any laws at common law, in equity or otherwise (including with respect to any environmental, health or safety matters, including those arising under CERCLA or any other Environmental Laws).
     Section 8.8 Manner of Payment; Escrow. Any indemnification of the Purchaser Indemnitees or the Seller Indemnitees pursuant to this Article 8 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within 15 days after the determination thereof; provided, however, that any indemnification owed by Sellers to the Purchaser Indemnitees pursuant to Section 8.2, shall be satisfied solely from the remaining portion of the Indemnity Escrow Amount.
          (b) Any funds remaining in the Escrow Account as of the Survival Period Termination Date (minus the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made and not fully resolved prior to such date) shall be released to the Representative (on behalf of Sellers). At any time following the Survival Period Termination Date, to the extent the funds held in the Escrow Account exceed the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made prior to the Survival Period Termination Date, and not fully resolved prior to the time of determination, the excess funds shall be promptly released to the Representative (on behalf of Sellers).

          (c) The Representative and the Surviving Entity shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided herein.
ARTICLE 9
REPRESENTATIVE OF SELLERS
     Section 9.1 Authorization of Representative.
          (a) LRI Acquisition, LLC is hereby appointed, authorized and empowered to act as a Representative, for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Sellers, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:
               (i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;
               (ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;
               (iii) to use the Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Representative in connection with matters related to this Agreement and/or the Ancillary Documents, with any balance of the Representative Expense Amount not used for such purposes to be disbursed and paid to each of Sellers to the extent of such Seller’s Percentage Interests at such time as the Representative determines in its sole discretion that no such costs, expenses and/or liabilities shall become due and payable;
               (iv) to collect and receive all moneys and other proceeds and property payable to Representative from the Surviving Entity and/or the Escrow Account as described herein, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative (including any Seller Expenses paid by the Representative in excess of the Representative Expense Amount), the Representative shall disburse and pay the same to each of Sellers to the extent of such Seller’s Percentage Interests.
               (v) as the Representative, to enforce and protect the rights and interests of Sellers (including the Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article 8 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Entity, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Entity and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Entity or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of Sellers, the Escrow Funds, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
               (vi) to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Representative; and
               (vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.
          (b) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.
          (c) Parent and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon Sellers.
          (d) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.

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ARTICLE 10
MISCELLANEOUS
     Section 10.1 Entire Agreement; Assignment. This Agreement and the Ancillary Documents (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent, Merger Sub and the Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.
     Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:
          To Parent or Merger Sub:
Roadhouse Parent Inc.
c/o Kelso & Company
320 Park Avenue, 29th Floor
New York, NY 10022
Attention: James J. Connors, Esq.
Facsimile: (212) 223-2379
E-mail: JConnors@kelso.com
with a copy (which shall not constitute notice to Parent or Merger Sub) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Margaret A. Davenport
Facsimile: (212) 521-7667
E-mail: madavenport@debevoise.com
          To Representative:
c/o Bruckmann Rosser, Sherrill & Co., Inc.
126 East 56th Street
29th Floor
New York, New York 10022
Attention: Harold O. Rosser
Facsimile: 212-521-3799
E-mail: rosser@brs.com

with a copy (which shall not constitute notice to the Representative) to:
Kirkland & Ellis LLP
Citigroup Center
601 Lexington Avenue
New York, NY 10022
Attention: Kim Taylor
                  Joshua Kogan
Facsimile: (212) 446-6460
E-mail: kim.taylor@kirkland.com
             joshua.kogan@kirkland.com
          To the Company (prior to the Closing):
LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204
Attention: Amy Bertauski
Facsimile:
E-mail: amyb@logansroadhouse.com
with a copy (which shall not constitute notice to the Company) to:
Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
29th Floor
New York, NY 10022
Attention: Harold O. Rosser
Facsimile: 212-521-3799
E-mail: rosser@brs.com
and
Black Canyon Capital
2000 Avenue of the Stars
11th Floor
Los Angeles, CA 90067
Attention: Tom Barber
Facsimile: (310) 272-1801
E-mail: tbarber@Blackcanyoncapital.com
and

Kirkland & Ellis LLP
Citigroup Center
601 Lexington Avenue
New York, NY 10022
Attention: Kim Taylor
                  Joshua Kogan
Facsimile: (212) 446-6460
E-mail: kim.taylor@kirkland.com
             joshua.kogan@kirkland.com
          To the Company (after the Closing):
LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204
Attention: Amy Bertauski
Facsimile:
E-mail: amyb@logansroadhouse.com
with a copy (which shall not constitute notice to the Company) to:
Roadhouse Parent Inc.
c/o Kelso & Company
320 Park Avenue, 29th Floor
New York, NY 10022
Attention: James J. Connors, Esq.
Facsimile: (212) 223-2379
E-mail: JConnors@kelso.com
with a copy (which shall not constitute notice to Parent or Merger Sub) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Margaret A. Davenport
Facsimile: (212) 521-7667
E-mail: madavenport@debevoise.com
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
     Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
     Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the

Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Company to, pay all Sellers Expenses that are unpaid prior to the Closing in accordance with Section 2.11.
     Section 10.5 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”.
     Section 10.6 Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
     Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 5.5 and Article 8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (i) the equityholders and optionholders of the Company as of immediately prior to the Closing are third party beneficiaries of Articles 8 and 9 of this Agreement and (ii) the Persons included in the definition of Parent Group are third party beneficiaries of Section 7.2, Section 10.14 and Section 10.15.
     Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
     Section 10.9 Amendment. Prior to the Effective Time, subject to applicable law (including the DGCL) and Section 10.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. After the Effective Time, subject to applicable law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Entity and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 10.9 shall be void.
     Section 10.10 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself and Sellers) may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Sellers contained herein or in any document, certificate or writing delivered by the Company or Sellers pursuant hereto or (iii) waive compliance by the Company and Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
     Section 10.11 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
     Section 10.12 Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.
     Section 10.13 Limitation on Damages. Except as set forth in Section 10.16 and notwithstanding anything else to the contrary set forth herein, no party hereto shall be liable for any punitive, consequential, special, indirect, exemplary or remote damages or Losses based thereon (other than, in each case, those payable by an Indemnified Party to any other Person in respect of a Third Party Claim). For purposes of this Agreement, “consequential” or “special damages” shall mean damages that are neither probable nor reasonably foreseeable and are not a direct result of the related breach or alleged breach of this Agreement.
     Section 10.14 Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto (including the Equity Financing and the Debt Financing), in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.
     Section 10.15 Jurisdiction and Venue. Each of the parties hereto submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding arising out of or relating to the Equity Financing or the Debt Financing), agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
     Section 10.16 Specific Performance.
          (a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article 7, Parent and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity. Notwithstanding anything herein to the contrary, except as expressly permitted by Section 10.16(b), the parties hereto acknowledge and agree that the Company shall not be entitled (i) to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub, (ii) to enforce specifically the terms and provisions of this Agreement against Parent or Merger Sub or (iii) otherwise to obtain any equitable relief or remedy against Parent or Merger Sub.
          (b) Notwithstanding the foregoing, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s obligations pursuant to the terms of this Agreement to cause the Equity Financing to be funded to fund the Merger and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) Parent and Merger Sub are required to complete the Closing pursuant to Section 2.2, (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.2 and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, and Parent and Merger Sub otherwise comply with their obligations hereunder, then the Closing will occur.
          (c) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
          (d) If any party hereto brings any action to enforce specifically the performance of the terms and provisions when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such action.
     Section 10.17 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to the Representative and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing the Representative and/or its Affiliates (or any of the other Sellers) after the Closing as such representation may relate to Parent, Merger Sub, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between the Representative, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only the Representative and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.
*   *   *   *   *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

LRI HOLDINGS, INC.
By:	/s/ G. Thomas Vogel
	Name:	G. Thomas Vogel
	Title:	Chief Executive Officer

LRI ACQUISITION, LLC
By:	/s/ Harold O. Rosser
	Name:	Harold O. Rosser
	Title:	President

ROADHOUSE PARENT INC.
By:	/s/ Stephen C. Dutton
	Name:	Stephen C. Dutton
	Title:	Vice President & Treasurer

ROADHOUSE MERGER INC.
By:	/s/ Stephen C. Dutton
	Name:	Stephen C. Dutton
	Title:	Vice President & Treasurer

Exhibit A: Example Statement of Net Working Capital

Exhibit A
Example Statement of Net Working Capital

Account	5/2/2010	Working Capital	5/2/2010
Description	Balance Sheet	Eliminations	Working Capital

Current assets
Cash and cash equivalents	$45,111	$(45,111)	—
Credit card receivables	5,472	—	$5,472
Rebates receivables	754	—	754
Other receivables	664	—	664

Receivables	6,890	—	6,890
Food/LBW inventory	3,726	—	3,726
Smallwares inventory	6,649	—	6,649

Inventories	10,375	—	10,375
Prepaid rent	1,172	—	1,172
Prepaid insurance	720	—	720
Prepaid advertising	400	—	400
Prepaid management fee	270	(270)	—
Earnest Money Deposits	65	(65)	—
Other prepaid expenses and current assets	1,198	—	1,198

Prepaid expenses and current assets	3,825	(335)	3,490
Income taxes receivable	1,357	(1,357)	—
Deferred income taxes	620	(620)	—
Assets held for sale	—	—	—

Total current assets	$68,178	$(47,423)	$20,755

Current liabilities
AP system aging	$3,089	—	$3,089
AP accruals	3,374	—	3,374
AP outstanding checks	4,403	(4,403)	—

Accounts payable	10,866	(4,403)	6,463
Current maturities of long-term debt	1,380	(1,380)	—
Income taxes payable	6,282	(6,282)	—
Accrued expenses	930	—	930
Accrued interest	340	(340)	—
Bonus and incentive awards	3,606	—	3,606
Accrued vacation	819	—	819
Deferred revenue	4,545	—	4,545
Insurance reserves	5,536	—	5,536
Other payroll related accruals	7,878	—	7,878
Taxes payable	6,826	—	6,826

Other current liabilities and accrued expenses	30,480	(340)	30,140

Total current liabilities	$49,008	$(12,405)	$36,603

WORKING CAPITAL CALCULATION			$(15,848)

Note: For the proposes of calculating closing working capital, liabilities associated with capital projects will be adjusted so that total capital projects liability equal $1 million.